The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not offers to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT (Subject to Completion) Issued November 11, 2002 (To Prospectus dated July 3, 2002)

                                15,000,000 Shares


                                  [LOGO] PSEG

                                  Common Stock

                                   ----------

      Public Service Enterprise Group Incorporated, or PSEG, is offering 15,000,000 shares of its common stock.

      Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol "PEG." On November 11, 2002, the last reported sale price of our common stock on the NYSE was $27.34 per share.

                                   ----------

      Investing in our common stock involves risks. See "Risk Factors" beginning on page 5 of the accompanying prospectus.

                                   ----------

                                                     Underwriting  Proceeds to
                                  Price to Public      Discount       PSEG
                                  ---------------    -----------   ----------
      Per Share ..............     $                    $           $
      Total ..................     $                    $           $

      We have granted the underwriters an option exercisable for up to 30 days from the date of this prospectus supplement to purchase up to 2,250,000 additional shares at the price to the public less the underwriting discount to cover overallotments.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The shares will be ready for delivery on or about November , 2002.

                                   ----------

                          Joint Book-Running Managers

JPMorgan                      Merrill Lynch & Co.                Morgan Stanley

                                   ----------

                                Co-Lead Manager

                              Salomon Smith Barney

                                   ----------

                           Credit Suisse First Boston


           The date of this prospectus supplement is November , 2002.

                               TABLE OF CONTENTS


                              Prospectus Supplement                        Page
                                                                           ----

About this Prospectus Supplement .......................................    S-3
Incorporation of Certain Documents by Reference ........................    S-3
Prospectus Supplement Summary ..........................................    S-4
Use of Proceeds ........................................................    S-8
Price Range of Common Stock and Dividends ..............................    S-8
Capitalization .........................................................    S-9
Certain Selected Financial Data ........................................   S-10
Underwriting ...........................................................   S-11
Legal Matters ..........................................................   S-13
Experts ................................................................   S-13

                                   Prospectus

About this Prospectus ..................................................      3
Information About the Issuers ..........................................      3
Risk Factors ...........................................................      5
Forward-Looking Statements .............................................     12
Use of Proceeds ........................................................     13
Accounting Treatment Relating to Preferred Trust Securities ............     13
Description of the Senior and Subordinated Debt Securities .............     13
Description of the Trust Debt Securities ...............................     24
Description of the Preferred Trust Securities ..........................     29
Description of the Preferred Securities Guarantee ......................     36
Relationship among the Preferred Trust Securities,
  the Trust Debt Securities and the Preferred Securities Guarantee .....     38
Description of the Capital Stock .......................................     39
Description of the Stock Purchase Contracts and Stock Purchase Units ...     40
Plan of Distribution ...................................................     41
Legal Matters ..........................................................     42
Experts ................................................................     42
Where You Can Find More Information ....................................     43
Incorporation of Certain Documents by Reference ........................     43

                                   ----------

      You should rely only on the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and the underwriters have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information included in this prospectus supplement or the accompanying prospectus is accurate only as of their respective dates and that any information we have incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of the document in which that information is included. Our business, financial condition, results of operations and prospects may have changed since these dates.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

      This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this common stock offering and certain other matters relating to us and the underwriters. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which information may not apply to the common stock we are offering in this prospectus supplement.

      If the description of the common stock varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement.

      Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "PSEG," "we," "us" and "our" or similar terms are to Public Service Enterprise Group Incorporated and its consolidated subsidiaries.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference or deemed incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will be deemed to automatically update and supersede this incorporated information. We incorporate by reference the documents in File No. 1-9120 listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering hereunder.

      o     Our Annual Report on Form 10-K for the year ended December 31, 2001;

      o     Our Quarterly  Report on Form 10-Q/A for the quarter ended March 31,
            2002;

      o Our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2002 and September 30, 2002;

      o Our Current Reports on Form 8-K filed with the SEC on January 25, 2002, February 7, 2002, April 16, 2002, July 11, 2002, July 30,
            2002, September 10, 2002 and October 11, 2002; and

      o     Our  Current  Report on Form  8-K/A  filed  with the SEC on July 29,
            2002.

      You can get a free copy of any of the documents incorporated by reference by making an oral or written request directed to:


                                 J. Brian Smith
                          Director, Investor Relations
                           PSEG Services Corporation
                            80 Park Plaza, 6th Floor
                                Newark, NJ 07101
                            Telephone (973) 430-6564

--------------------------------------------------------------------------------

                         PROSPECTUS SUPPLEMENT SUMMARY

      You should read the following summary in conjunction with the more detailed information contained in the accompanying prospectus and the documents incorporated by reference. Unless otherwise indicated, the information in this prospectus supplement and the accompanying prospectus assumes the underwriters have not exercised their overallotment option.

                  Public Service Enterprise Group Incorporated

      We are a leading integrated energy company engaged in power generation and wholesale marketing and trading, as well as in the regulated delivery of power and gas. Our domestic merchant power generation and wholesale marketing and trading business, with more than 12,000 megawatts, or MW, of power generation capacity, is one of the largest in the United States and the largest in the Pennsylvania-New Jersey-Maryland Power Pool, or PJM, which is the primary power market in which we participate. Our regulated power and gas distribution business is also one of the largest in the United States and the largest in New Jersey. We are also engaged in power generation and distribution in selected international markets and have a substantial related business focused on providing energy infrastructure financing in developed countries.

      The following chart shows PSEG and its principal subsidiaries, Public Service Electric and Gas Company (PSE&G), PSEG Power LLC (Power), PSEG Energy Holdings LLC (Energy Holdings) and PSEG Services Corporation (Services), as well as the principal operating subsidiaries of those subsidiaries:

                                      PSEG
                                       |
         -----------------------------------------------------------
         |               |                     |                   |
       PSE&G      --   Power         -- Energy Holdings         Services
                  |                  |
                  |-- Fossil         |--   Global
                  |                  |
                  |-- Nuclear        |--  Resources
                  |
                  |--  ER&T

      The major services and products we provide are offered through the following subsidiaries:


      o PSE&G is a regulated public utility supplying electric and gas service to approximately 2.0 million electric customers and approximately 1.6 million gas customers in New Jersey. PSE&G's electric and gas service area is a corridor of approximately 2,600 square miles in which about 70% of the state's population resides. This heavily populated, commercialized and industrialized service area encompasses most of New Jersey's largest municipalities, including its six largest cities. This service territory contains a diversified mix of commerce and industry and its load requirements are almost evenly split among residential, commercial and industrial customers.

      o Power is a multi-regional generating and wholesale energy trading company that integrates its generating assets with its wholesale energy trading, fuel supply and risk management operations. It currently owns a portfolio of domestic power generation assets which, as of September 30, 2002, had a total capacity of more than 12,000 MW. As a result of New Jersey's deregulation and restructuring of its electric power industry, PSE&G's generation business was transferred to Power in August 2000. Power operates these assets on a competitive merchant basis. Power expects to develop or acquire additional power generation assets opportunistically. Power recently announced an agreement to purchase 1,019 MW of fossil generation assets and, additionally, is currently constructing projects that are expected to increase its capacity by approximately 2,950 MW through 2005, net of planned retirements.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

      o Global is a subsidiary of Energy Holdings that develops, owns and operates power generation and distribution facilities in selected areas of the worldwide energy market. Global has determined that it will limit future spending to contractual commitments and refocus its strategy from one of accelerated growth to one that places emphasis on increasing the efficiency and returns of its assets. As of September 30, 2002, Global had ownership interests in 32 operating power generation projects, totaling 5,279 MW (2,306 net MW owned), and eight regulated distribution companies.

      o Resources is a subsidiary of Energy Holdings that invests primarily in energy-related financial transactions. Resources seeks to invest in transactions where its expertise and understanding of the inherent risks and operating characteristics of energy-related assets provide a competitive advantage. As of September 30, 2002, Resources had approximately $3.1 billion in investments.

Competitive Strengths

      We believe that we are well positioned to enhance our position as one of the leading integrated energy companies. Our significant competitive strengths include the following:

      Relatively stable regulated domestic energy delivery business with strong cash flows

      PSE&G's relatively stable cash flows allow us to fund our growth initiatives largely from internally generated sources. The stability of PSE&G's business is further enhanced by the relative affluence of its customer base; New Jersey had the fourth-highest per capita personal income in the U.S. in 2000. Unlike some other utilities that are exposed to daily fluctuations in the price at which power can be procured for customers, PSE&G and the other New Jersey utilities can secure all of their customers' longer-term power needs through a centralized process in which a variety of power marketers bid to supply all of New Jersey's power requirements over an annual or longer period. This auction process was completed in February 2002 for the 12-month period from August 1, 2002 to July 31, 2003, and was widely viewed as an efficient, competitive process for regulated power delivery companies, such as PSE&G, to procure a longer-term source of power for their customers at constant prices.

      One of the most competitive wholesale power generation asset portfolios in the United States

      We believe that Power's portfolio of wholesale power generation plants is well-diversified in terms of fuel type, technology and energy market segments served. We also believe that this diversity reduces the risk associated with market demand cycles and allows us to participate in each segment of the dispatch curve. Power's generation assets are also strategically located near concentrations of customers.

      Integrated generation and wholesale marketing and trading

      As a complement to our portfolio of wholesale power generation assets, we have an integrated wholesale energy marketing and trading operation with significant technical capabilities and market expertise and a state-of-the-art trading floor. This group, which has been in operation since 1997, centrally controls all of Power's generation assets and provides a competitive wholesale marketing, trading and risk management function that actively participates in all aspects of the energy markets. The integration of our generation operations, fossil fuel procurement and wholesale marketing, trading and risk management capabilities enables us to optimize our mix of financial and physical assets and mitigate the effects of adverse movements in the fuel and electricity markets.

      Complementary mix of investments in the rapidly changing global energy markets

      In  addition  to  our  U.S.-based  integrated  energy  business,  we  have developed a portfolio of investments that provides us with near-term earnings and supports our long-term growth. Resources' energy-related investments generate cash flow and earnings in the near term, while Global's investments generally have a longer time horizon prior to achieving expected cash flow and earnings. In addition, Resources' passive and lower-risk investments balance the higher risk associated with Global's operating investments.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Business Strategy

      We pursue a complementary business mix comprised of regulated energy distribution and unregulated power generation and wholesale energy marketing and trading businesses. We believe our existing critical mass and expertise in both regulated and unregulated businesses allows us to expand in both business segments. As key elements of our strategy, we:

      Enhance the operating performance of our regulated energy delivery business

      We continue to focus on improving the operating performance of our regulated energy delivery business by reducing costs, while continuing to provide safe, highly dependable service to our electric and gas customers. We constantly seek new initiatives to reduce cost and improve performance, such as our recent installation of a state-of-the-art substation in Newark, New Jersey and our phasing in of a sophisticated outage management system. We are also taking a leading role in the establishment of a research and development consortium that will be focused on finding new ways to improve service.

      Seek to minimize our exposure to long-term and short-term market risks

      We actively manage the risks our businesses face through a risk management framework we developed based on recommendations established by a group of industry experts known as the Group of Thirty. These recommendations are generally considered best practices for the use of derivative instruments. We have a risk management committee that regularly reports to the PSEG board of directors. On a daily basis, our energy marketing and trading operations reports its risk exposure to our independent corporate risk management group, which, in turn, reports to the chief financial officer of PSEG and to the corporate risk management committee. The corporate risk management committee sets risk limits, alert limits and portfolio loss limits for the business. These limits are contained in the procedures and guidelines that detail the actions for implementation of our corporate policy. The chief financial officer of PSEG chairs the risk management committee, which formally meets quarterly to discuss risk matters, but which is also convened on demand when more immediate risk issues arise. The corporate risk management group is charged with measuring, monitoring and reporting both market and credit risk. Our level of risk is computed and reported weekly. We also mark all positions to market daily and stress-test our portfolio on both a daily and a monthly basis to seek to identify potential risks to our portfolio.

      Opportunistically develop and acquire additional generation facilities in our target markets

      We operate the largest wholesale power generation and wholesale energy marketing business in the PJM power market, which is one of the largest and most efficient power markets in the United States. We pursue a disciplined, opportunistic approach to asset growth through the development of new facilities on existing sites and the acquisition of existing facilities in neighboring regions where we can leverage our expertise with regard to operations, market rules, trading and risk management. Any new development decisions will be based upon a site's location with respect to load centers, priority position in the transmission queue and access to existing fuel supplies.

                                   ----------

      Please refer to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, which is incorporated by reference in this prospectus supplement, for discussions of current factors affecting our business including credit rating developments and economic and industry considerations.

      We are a New Jersey corporation with our principal offices located at 80 Park Plaza, Newark, New Jersey 07101. Our telephone number is (973) 430-7000.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  The Offering

Common stock offered ...............................  15,000,000 shares

Common stock to be outstanding
  after this offering ..............................  222,420,959 shares

Use of proceeds ....................................  Repayment of outstanding short-term indebtedness.

New York Stock Exchange symbol .....................  "PEG"

      The number of shares of common stock offered and to be outstanding after this offering do not include 2,250,000 shares of common stock that the underwriters have an option to purchase from us within 30 days of the date of this prospectus supplement to cover overallotments.

      The number of shares of common stock to be outstanding after this offering is based on 207,420,959 shares outstanding as of October 31, 2002.


--------------------------------------------------------------------------------

                                 USE OF PROCEEDS

      The net proceeds from the sale of the shares of common stock in this offering are estimated to be approximately $ million (approximately $ million if the underwriters' overallotment option is exercised in full) after deducting the underwriting discount and estimated expenses payable by us.

      We intend to use the proceeds from the sale of the shares of common stock to repay short-term indebtedness. We had short-term indebtedness outstanding of $1.7 billion as of September 30, 2002 with a weighted average annualized interest rate of 2.53%.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

      Our common stock trades on the NYSE under the symbol "PEG." The following table sets forth, on a per share basis, the high and low sales prices for our common stock for the periods indicated as reported on the NYSE composite transactions reporting system during the periods indicated.

                                                              High         Low
                                                             ------      ------
        2002
           Fourth Quarter (through November 11, 2002) .....  $31.52     $20.00
           Third Quarter ..................................   43.50      28.00
           Second Quarter .................................   47.25      41.30
           First Quarter ..................................   46.80      40.46
        2001
           Fourth Quarter .................................   44.20      38.70
           Third Quarter ..................................   50.00      40.21
           Second Quarter .................................   51.55      41.80
           First Quarter ..................................   48.50      36.88
        2000
           Fourth Quarter .................................   50.00      38.88
           Third Quarter ..................................   45.69      32.88
           Second Quarter .................................   38.19      29.25
           First Quarter ..................................   36.00      25.69

      On November 11, 2002, the last reported sale price of our common stock on the NYSE was $27.34 per share.

      We declared quarterly dividends on our common stock at the rate of $0.54 per share for each quarter of 2000 and 2001 and for each of the first three quarters of 2002.

                                 CAPITALIZATION

      The following table sets forth our capitalization as of September 30, 2002
(1) on an actual basis and (2) on an as adjusted basis to reflect the sale of 15,000,000 shares of our common stock and the application of the estimated net proceeds as described under "Use of Proceeds." This table should be read in conjunction with the detailed information and financial statements appearing in documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                       As of September 30, 2002
                                                       ------------------------
                                                        Actual       As Adjusted
                                                        ------       -----------
                                                          (Millions of Dollars)
                                                               (Unaudited)
Commercial Paper and Loans ...........................  $ 1,657       $
Long-Term Debt due within one year ...................      742           742
Long-Term Debt:
   Long-term debt ....................................    6,902         6,902(1)
   Securitization debt ...............................    2,259         2,259
   Project level, non-recourse debt ..................    1,481         1,481
                                                        -------       -------
     Total long-term debt ............................   10,642        10,642(1)


Subsidiaries' Preferred Securities:
   Preferred stock without mandatory redemption ......       80            80
   Participating equity preference securities ........      460           460
   Guaranteed preferred beneficial
      interest in subordinated debentures ............      680           680
                                                        -------       -------
     Total subsidiaries' preferred securities ........    1,220         1,220
                                                        -------       -------


Common Stockholders' Equity:
   Common stock (233,432,138 shares issued,
     actual and 248,432,138 shares issued,
     as adjusted) ....................................    3,590
   Treasury stock, at cost (26,118,590 shares
     actual and as adjusted) .........................     (981)         (981)
   Retained earnings .................................    1,477         1,477
   Accumulated other comprehensive loss ..............     (414)         (414)
                                                        -------       -------
     Total common stockholders' equity ...............    3,672
                                                        -------       -------
Total Capitalization .................................  $17,933       $
                                                        =======       =======

----------
(1) In October 2002, we closed on a $245 million private placement debt transaction with a five-year average life, with the proceeds being used to reduce short-term debt.

                        CERTAIN SELECTED FINANCIAL DATA

      The following table sets forth certain selected financial data for us and our consolidated subsidiaries. Results as of September 30, 2002 and for the nine months ended September 30, 2002 and 2001 are derived from our unaudited consolidated financial statements and related notes, incorporated by reference in this prospectus supplement and the accompanying prospectus, and in the opinion of management, include all adjustments necessary for a fair presentation of our financial position and results of operations as of and for those periods. The financial data set forth below should be read in conjunction with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and consolidated financial statements, including the related notes, in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                 Nine Months Ended September 30,
                                                 -------------------------------
                                                      2002             2001
                                                      ----             ----
                                                          (unaudited)
                                                      (Millions, except for
                                                          share data)
Operating Data: (A)
Total Operating Revenues ......................    $  5,690         $  5,317
Total Operating Expenses ......................       4,747            3,883
                                                   --------         --------
Operating Income ..............................         943            1,434
                                                   --------         --------
Income before Discontinued Operations
   and Cumulative Effects of Changes
   in Accounting Principles ...................         161              584
Loss from Discontinued Operations (B) .........         (41)             (17)
Cumulative Effect of a Change in
   Accounting Principle (C) ...................        (120)               9
                                                   --------         --------
Net Income ....................................    $     --         $    576
                                                   ========         ========

Earnings per Share (Basic and Diluted):
Income before Discontinued Operations and
   Cumulative Effects of Changes in
   Accounting Principles ......................    $   0.78         $   2.80
Net Income ....................................    $     --         $   2.76
Weighted Average Common Shares
   Outstanding (000's) ........................     206,552          208,564
Dividends Paid per Common Share ...............    $   1.62         $   1.62


                                                              As of
                                                        September 30, 2002
                                                        ------------------
                                                             (unaudited)
                                                              Millions)
Balance Sheet Data: (A)
Total Assets ..........................................       $ 25,954
                                                              ========
Commercial Paper and Loans ............................       $  1,657
Long-Term Debt due within one year ....................            742
Long-Term Debt
   Long-Term Debt .....................................          6,902
   Securitization Debt ................................          2,259
   Project Level, Non-Recourse Debt ...................          1,481
                                                              --------
     Total Long-Term Debt .............................         10,642
Subsidiaries' Preferred Securities ....................          1,220
Common Stockholders' Equity ...........................          3,672
                                                              --------
     Total Capitalization .............................       $ 17,933
                                                              ========

----------
(A) In accordance with Emerging Issues Task Force (EITF) Issue No. 02-3 (EITF 02-3) in its June 2002 consensus, beginning in the third quarter of 2002, we started reporting energy trading revenues and energy trading costs on a net basis and have reclassified prior periods to conform with this net presentation. As a result, both Operating Revenues and Operating Expenses were reduced by approximately $1.5 billion and $1.7 billion for the nine month periods ended September 30, 2002 and 2001, respectively. This change in presentation did not have an effect on margins, net income or cash flows. Corresponding reclassification of the financial data in our audited consolidated financial statements for the three years ended December 31, 2001 incorporated herein by reference to conform with EITF 02-3 would reduce Operating Revenues and Operating Expenses by $2.3 billion, $2.6 billion and $1.8 billion in 2001, 2000 and 1999, respectively. In addition, presentation as discontinued operations of the results of Energy Holdings' interests in Tanir Bavi at Global and its interests in its HVAC/mechanical operating companies at Energy Technologies would reduce Operating Revenues by $497 million, $322 million and $185 million and Operating Expenses by $513 million, $340 million and $203 million and would increase Operating Income by $16 million, $18 million and $18 million in 2001, 2000 and 1999, respectively.

(B) Includes an after tax loss on disposal of discontinued operations recorded in 2002.

(C) Relates to the adoption of SFAS 142 "Goodwill and other Intangible Assets" on January 1, 2002 and the adoption of SFAS 133 "Accounting for Derivative Instruments and Hedging Activities" on January 1, 2001.

                                  UNDERWRITING

      Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of common stock listed opposite their names below.

                                                                     Number of
      Underwriter                                                     Shares
      -----------                                                   ----------
J.P. Morgan Securities Inc. .....................................
Merrill Lynch, Pierce, Fenner & Smith
     Incorporated ...............................................
Morgan Stanley & Co. Incorporated ...............................
Salomon Smith Barney Inc. .......................................
Credit Suisse First Boston Corporation ..........................
                                                                    ----------
     Total .......................................................  15,000,000
                                                                    ==========

      The underwriters have agreed to purchase all of the shares of common stock sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

      The underwriters are offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

      We have granted an option to the underwriters to purchase up to an additional 2,250,000 shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase approximately the same percentage of additional shares as the number set forth next to the underwriter's name in the preceding table bears to the total number of shares set forth next to the names of all underwriters in the preceding table. If the underwriters' overallotment option is exercised in full, the total price to the public would be approximately $ million, the total underwriting discount would be approximately $ million and the total proceeds, before expenses, would be
approximately $   million.

      The expenses of the offering, not including the underwriting discount, are
estimated to be $     and are payable by us.

      The underwriters have advised us that they propose initially to offer the shares of common stock to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $ per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $ per share to other dealers. After the public offering, the public offering price, concession and discount may be changed.

      We and our executive officers have each agreed that, subject to certain exceptions, without the prior written consent of the representatives on behalf of the underwriters, we will not, during the 90-day period after the date of this prospectus supplement:

      o offer, pledge, sell or contract to sell any shares of common stock or any security convertible into or exchangeable or exercisable for or repayable with shares of common stock,

      o sell any option or contract to purchase any shares of common stock or any security convertible into or exchangeable or exercisable for or repayable with shares of common stock,

      o purchase any option or contract to sell any shares of common stock or any security convertible into or exchangeable or exercisable for or repayable with shares of common stock,

      o grant any option, right or warrant for the sale of any shares of common stock or any security convertible into or exchangeable or exercisable for or repayable with shares of common stock,

      o lend or otherwise dispose of or transfer any shares of common stock or any security convertible into or exchangeable or exercisable for or repayable with shares of common stock, or

      o enter into any swap or other agreement or any transaction that transfers, in whole or in part, the economic equivalent of ownership of shares of common stock or any security convertible or exchangeable or exercisable for or repayable with shares of common stock.

      This agreement does not apply to issuances under our employee or director compensation plans or our employee or other investment plans. The representatives, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

      Our common stock is listed on the NYSE and trades under the symbol "PEG." The shares offered hereby have been approved for listing on the NYSE, subject to official notice of issuance.

      Until the distribution of the shares offered hereby is completed, SEC rules may limit the underwriters and selling group members from bidding for or purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases that peg, fix or maintain the price of the common stock.

      In connection with the offering, the underwriters may make short sales of our common stock. Short sales involve the sale by the underwriters, at the time of the offering, of a greater number of shares of common stock than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the overallotment option. The underwriters may close out any covered short position by either exercising the overallotment option or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase the shares through the overallotment option. Naked short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, the purchases by the underwriters to cover syndicate short positions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than it would otherwise be in the absence of these transactions.

      Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      A preliminary prospectus supplement in electronic format may be made available on the websites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Merrill Lynch Direct will be facilitating distribution for this offering to certain of its internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic preliminary prospectus supplement is available on the internet website maintained by Merrill Lynch Direct.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933 or, if indemnification is not allowed, to contribute to payments the underwriters may be required to make because of those liabilities.

      Certain of the underwriters and their affiliates have engaged and in the future may engage in investment banking transactions and in general financing and commercial banking transactions with, and the provision of services to, us and our affiliates in the ordinary course of business. Certain of the underwriters or their affiliates are lenders under certain of our revolving credit facilities.

                                 LEGAL MATTERS

      Certain legal matters with respect to the offering of the securities will be passed on for us by James T. Foran, Esq., our Associate General Counsel or R. Edwin Selover, our Senior Vice President and General Counsel, and for the underwriters by Sidley Austin Brown & Wood LLP. Sidley Austin Brown & Wood LLP will rely upon the opinion of Mr. Foran or Mr. Selover as to all matters of New Jersey law.

                                    EXPERTS

      The financial statements as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001 and the related financial statement schedule, incorporated by reference in this prospectus supplement and the accompanying prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

                              PSEG FUNDING TRUST I

                       By this prospectus, we offer up to

                                 $1,500,000,000

                                       of

                  Public Service Enterprise Group Incorporated
                         Common Stock, Preferred Stock,
               Stock Purchase Contracts, Stock Purchase Units and
                                 Debt Securities

                                       and

                              PSEG Funding Trust I
                           Preferred Trust Securities
                  Guaranteed as described in this prospectus by
                  Public Service Enterprise Group Incorporated

      We will provide the specific terms of each series or issue of securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.

      See "Risk Factors" beginning on page 5 for certain risks you should consider.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is July 3, 2002.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About this Prospectus ...................................................      3
Information about the Issuers ...........................................      3
Risk Factors ............................................................      5
Forward-Looking Statements ..............................................     12
Use of Proceeds .........................................................     13
Accounting Treatment Relating to Preferred Trust Securities .............     13
Description of the Senior and Subordinated Debt Securities ..............     13
Description of the Trust Debt Securities ................................     24
Description of the Preferred Trust Securities ...........................     29
Description of the Preferred Securities Guarantee .......................     36
Relationship among the Preferred Trust Securities, the Trust
  Debt Securities and the Preferred Securities Guarantee ................     38
Description of the Capital Stock                                              39
Description of the Stock Purchase Contracts and Stock Purchase Units ....     40
Plan of Distribution ....................................................     41
Legal Matters ...........................................................     42
Experts .................................................................     42
Where You Can Find More Information .....................................     43
Incorporation of Certain Documents by Reference .........................     43

                             ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we and PSEG Funding Trust I filed with the SEC using a "shelf" registration process. Under this shelf process, we and the Trust may, from time to time, sell the securities described in this prospectus or combinations thereof in one or more offerings with a maximum aggregate initial offering price of up to $1,500,000,000.

      This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under "Where You Can Find More Information."

      In this prospectus, unless the context indicates otherwise, the words and terms "PSEG," "the company," "we," "our," "ours" and "us" refer to Public Service Enterprise Group Incorporated and its consolidated subsidiaries. "Trust" refers to PSEG Funding Trust I.

      We may use this prospectus to offer from time to time:

      o     shares of our common stock, without par value;

      o shares of our preferred stock, without par value, which may be convertible into our common stock;

      o     stock purchase contracts to purchase shares of our common stock;

      o our unsecured debt securities, which may include senior, subordinated and trust debt securities and which may be convertible into our common stock. In this prospectus, we refer to the debt securities, which may include senior debt securities, subordinated debt securities and trust debt securities, as the "debt securities;"

      o stock purchase units, consisting of a stock purchase contract and our debt securities, the Trust's preferred securities or debt obligations of third parties, including United States Treasury securities, that are pledged to secure the stock purchase unit holders' obligations under the stock purchase contracts.

      The Trust may also use this prospectus to offer from time to time its preferred securities, which we refer to in this prospectus as the "preferred trust securities." We will execute a preferred securities guarantee covering the preferred trust securities and will guarantee the Trust's obligations under the preferred trust securities as described herein.

      We sometimes refer to our common stock, preferred stock, stock purchase contracts, stock purchase units, the debt securities, the preferred trust securities and the preferred securities guarantee collectively as the "securities."

      For more detailed information about the securities, you should also review the exhibits to the registration statement, which were either filed with the registration statement or incorporated by reference to other SEC filings.

                          INFORMATION ABOUT THE ISSUERS

Public Service Enterprise Group Incorporated

      We are an integrated energy and energy services company engaged in power generation, regulated delivery of power and gas service and wholesale energy marketing and trading. We are an exempt public utility holding company under the Public Utility Holding Company Act of 1935 and neither own nor operate any physical properties. Through our subsidiaries, we are one of the leading providers of energy and energy-related services in the nation. We have four direct, wholly-owned subsidiaries:

      o Public Service Electric and Gas Company ("PSE&G"), which is an operating public utility company engaged principally in the transmission and distribution of electric energy and gas service in New Jersey;

      o PSEG Power LLC ("Power"), which is a multi-regional independent electric generation and wholesale energy marketing and trading company;

      o PSEG Energy Holdings Inc. ("Energy Holdings"), which participates nationally and internationally in energy-related lines of business through its subsidiaries; and

      o PSEG Services Corporation ("Services"), which provides administrative and support services to us and our subsidiaries.

      We are a New Jersey corporation with our principal offices located at 80 Park Plaza, Newark, New Jersey 07101. Our telephone number is (973) 430-7000.

Ratios of Earnings to Fixed Charges

      Our ratios of earnings to fixed charges for each of the periods indicated is as follows:

                                (unaudited)         Years Ended December 31,
                               Quarter Ended    --------------------------------
                              March 31, 2002    1997   1998   1999   2000   2001
                              --------------    ----   ----   ----   ----   ----
Ratios of Earnings to
  Fixed Charges ...........        2.14         2.55   2.86   3.09   2.73   2.30

      The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose earnings consist of pre-tax income from continuing operations excluding extraordinary items, plus the amount of fixed charges adjusted to exclude: the amount of any interest capitalized during the period; and the actual amount of any preferred stock dividend requirements of majority-owned subsidiaries which were included in such fixed charges amount but not deducted in the determination of pre-tax income. Fixed charges consist of: interest, whether expensed or capitalized; amortization of debt discount, premium and expense; an estimate of interest implicit in rentals; and preferred securities dividend requirements of subsidiaries and preferred stock dividends, increased to reflect our pre-tax earnings requirement.

Ratios of Earnings to Combined Fixed Charges and Preference Dividends

      Our ratios of earnings to combined fixed charges and preference dividends for each of the periods indicated is the same as our ratios of earnings to fixed charges.

The Trust

      The Trust is a statutory business trust created under the Delaware Business Trust Act and operating under a trust agreement among us, Wachovia Bank, National Association (formerly known as First Union National Bank), as the property trustee, Wachovia Trust Company, National Association (formerly known as First Union Trust Company, National Association), as Delaware trustee and one of our employees, as administrative trustee. In this prospectus, we refer to this agreement, as amended and restated, as the "trust agreement." The Trust exists only to issue and sell its preferred trust securities and common trust securities, to acquire and hold our trust debt securities as trust assets and to engage in activities incidental to the foregoing. We will own all of the Trust's outstanding common trust securities. The common trust securities will represent at least 3% of the total capital of the Trust. Payments will be made on the common trust securities pro rata with the preferred trust securities, except that the right to payment on the common trust securities will be subordinated to the rights of the preferred trust securities if there is a default under the trust agreement resulting from an event of default under the trust debt indenture.

      The Trust's business and affairs will be conducted by its trustees and us, as depositor, as set forth in the trust agreement. The office of the Delaware trustee in the State of Delaware is One Rodney Square, 920 King Street, Suite 102, Wilmington, Delaware 19801. The Trust's offices are located at 80 Park Plaza, Newark, NJ 07102 and its telephone number is (973) 430-7000.

                                  RISK FACTORS

      The following factors should be considered when reviewing our business and are relied upon by us in issuing any forward-looking statements. These factors could affect actual results and cause our results to differ materially from those expressed in any forward-looking statements made by, or on behalf of us. Some or all of these factors may apply to us and our subsidiaries.

Because A Portion Of Our Business Is Conducted Outside The United States, Adverse International Developments Could Negatively Impact Our Business

      A key component of our business strategy is the development, acquisition and operation of projects outside the United States. The economic and political conditions in certain countries where Global has interests, or in which Global is or could be exploring development or acquisition opportunities, present risks that may be different than those found in the United States including:

      o     delays in permitting and licensing;

      o     construction delays and interruption of business;

      o     risks of war;

      o     expropriation;

      o     nationalization;

      o     renegotiation or nullification of existing contracts; and

      o     changes in law or tax policy.

      Changes in the legal environment in foreign countries in which Global may develop or acquire projects could make it more difficult to obtain non-recourse project refinancing on suitable terms and could impair Global's ability to enforce its rights under agreements relating to such projects.

      Operations in foreign countries also present risks associated with currency exchange and convertibility, inflation and repatriation of earnings. In some countries in which Global may develop or acquire projects in the future, economic and monetary conditions and other factors could affect Global's ability to convert its cash distributions to United States Dollars or other freely convertible currencies, or to move funds offshore from these countries. Furthermore, the central bank of any of these countries may have the authority to suspend, restrict or otherwise impose conditions on foreign exchange transactions or to approve distributions to foreign investors. Although Global generally seeks to structure power purchase contracts and other project revenue agreements to provide for payments to be made in, or indexed to, United States Dollars or a currency freely convertible into United States Dollars, its ability to do so in all cases may be limited.

Credit, Commodity And Financial Market Risks Could Negatively Impact Our
Business

      The revenues generated by the operation of our generating stations are subject to market risks that are beyond our control. Our generation output will either be used to satisfy our wholesale contracts or be sold into the competitive power markets or under other bilateral contracts. Participants in the competitive power markets are not guaranteed any specified rate of return on their capital investments through recovery of mandated rates payable by purchasers of electricity.

      A majority of our revenue is generated by the current BGS contract with PSE&G, which expires on July 31, 2002 and is replaced with one-year contracts with various direct bidders of the New Jersey BGS Auction, and from bilateral contracts for the sale of electricity with third-party LSEs and power marketers. Nonetheless, generation revenues and results of operations will be dependent upon prevailing market prices for energy, capacity and ancillary services in the markets we serve.

      The following factors are among those that will influence the market prices for energy, capacity and ancillary services:

      o the extent of additional supplies of capacity, energy and ancillary services from current competitors or new market entrants, including the development of new generation facilities that may be able to produce electricity less expensively;

      o changes in the rules set by regulatory authorities with respect to the manner in which electricity sales will be priced;

      o transmission congestion and access in PJM and/or other competitive markets;

      o the operation of nuclear generation plants in PJM and other competitive markets beyond their presently expected dates of decommissioning;

      o prevailing market prices for enriched uranium, fuel oil, coal and natural gas and associated transportation costs;

      o     fluctuating weather conditions;

      o reduced growth rate in electricity usage as a result of factors such as national and regional economic conditions and the implementation of conservation programs; and

      o changes in regulations applicable to PJM and other Independent System Operators (ISO).

      As a result of the BGS auction, Power entered into contracts with the direct suppliers of the New Jersey electric utilities, including PSE&G, commencing August 1, 2002. These bilateral contracts are subject to credit risk. This credit risk relates to the ability of counterparties to meet their payment obligations for the power delivered under each BGS contract. Depending upon the creditworthiness of the counterparty, this risk may be substantially higher than the risk associated with potential nonpayment by PSE&G under the BGS contract expiring July 31, 2002. Any failure to collect these payments under the new BGS contracts with counterparties could have a material impact on our results of operations, cash flows and financial position.

Energy Obligations, Available Supply And Trading Risks Could Negatively Impact Our Business

      Our energy trading and marketing business frequently involves the establishment of energy trading positions in the wholesale energy markets on long-term and short-term bases. To the extent that we have forward purchase contracts to provide or purchase energy in excess of demand, a downturn in the markets is likely to result in a loss from a decline in the value of our long positions as we attempt to sell energy in a falling market. Conversely, to the extent that we enter into forward sales contracts to deliver energy we do not own, or take short positions in the energy markets, an upturn in the energy markets is likely to expose us to losses as we attempt to cover our short positions by acquiring energy in a rising market.

      If the strategy we utilize to hedge our exposures to these various risks is not effective, we could incur significant losses. Our substantial energy trading positions can also be adversely affected by the level of volatility in the energy markets that, in turn, depends on various factors, including weather in various geographical areas and short-term supply and demand imbalances, which cannot be predicted with any certainty.

Counterparty Credit Risks Or A Deterioration Of Power's Credit Quality May Have An Adverse Impact On Our Business

      We are exposed to the risk that counterparties will not perform their obligations. Although we have devoted significant resources to develop our risk management policies and procedures as well as counterparty credit requirements, and will continue to do so in the future, we can give no assurance that losses from our energy trading activities will not have a material adverse effect on our business, prospects, results of operations, financial condition or net cash flows.

      In connection with its energy trading business, Power must meet credit quality standards required by counterparties. Standard industry contracts generally require trading counterparties to maintain investment grade ratings. These same contracts provide reciprocal benefits to Power. If Power loses its investment grade credit rating, ER&T would have to provide collateral in the form of letters of credit or cash, which would significantly impact the energy trading business. This would increase our costs of doing business and limit our ability to successfully conduct our energy trading operations.

Substantial Change In The Electric Energy Industry Could Negatively Impact Our Business

      The electric energy industry in the State of New Jersey, across the country and around the world is undergoing major transformations. As a result of deregulation and the unbundling of energy supplies and services, the electric energy markets are now open to competition from other suppliers in most markets.

Increased competition from these suppliers could have a negative impact on our wholesale and retail sales. Among the factors that are common to the electric industry that affect our business are:

      o ability to obtain adequate and timely rate relief, cost recovery, including unsecuritized stranded costs, and other necessary regulatory approvals;

      o deregulation, the unbundling of energy supplies and services and the establishment of a competitive energy marketplace for products and services;

      o     energy sales retention and growth;

      o     revenue stability and growth;

      o     nuclear operations and decommissioning;

      o increased capital investments attributable to environmental regulations;

      o     managing energy trading operations;

      o ability to complete development or acquisition of current and future investments;

      o managing electric generation and distribution operations in locations outside of traditional utility service territory;

      o     exposure to market price fluctuations and volatility;

      o     regulatory restrictions on affiliate transactions; and

      o     debt and equity market concerns.

Generation Operating Performance May Fall Below Projected Levels

      Operation below expected capacity levels may result in lost revenues, increased expenses and penalties. Individual facilities may be unable to meet operating and financial obligations resulting in reduced cash flow.

      The risks associated with operating power generation facilities, each of which could result in performance below expected capacity levels, include:

      o     breakdown or failure of equipment or processes;

      o     disruptions in the transmission of electricity;

      o     labor disputes;

      o     fuel supply interruptions;

      o limitations which may be imposed by environmental or other regulatory requirements;

      o     permit limitations; and

      o operator error or catastrophic events such as fires, earthquakes, explosions, floods, acts of terrorism or other similar occurrences.

Our Ability to Service Our Debt Could Be Limited

      We are a holding company with no material assets other than the stock of our subsidiaries and project affiliates. Accordingly, all of our operations are conducted by our subsidiaries and project affiliates which are separate and distinct legal entities that have no obligation, contingent or otherwise, to pay any amounts when due on our debt or to make any funds available to us to pay such amounts. As a result, our debt will effectively be subordinated to all existing and future debt, trade creditors, and other liabilities of our subsidiaries and project affiliates and our rights and hence the rights of our creditors to participate in any distribution of assets of any subsidiary or project affiliate upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary's or project affiliate's creditors, except to the extent that our claims as a creditor of such subsidiary or project affiliate may be recognized.

      We depend on our subsidiaries' and project affiliates' cash flow and our access to capital in order to service our indebtedness. The project-related debt agreements of subsidiaries and project affiliates generally restrict their ability to pay dividends, make cash distributions or otherwise transfer funds to us. These restrictions may include achieving and maintaining financial performance or debt coverage ratios, absence of events of default, or priority in payment of other current or prospective obligations.

      Our subsidiaries have financed some investments using non-recourse project level financing. Each non-recourse project financing is structured to be repaid out of cash flows provided by the investment. In the event of a default under a financing agreement which is not cured, the lenders would generally have rights to the related assets. In the event of foreclosure after a default, our subsidiary may lose its equity in the asset or may not be entitled to any cash that the asset may generate. Although a default under a project financing agreement will not cause a default with respect to our debt and that of our subsidiaries, it may materially affect our ability to service our outstanding indebtedness.

      We can give no assurances that our current and future capital structure, operating performance or financial condition will permit us to access the capital markets or to obtain other financing at the times, in the amounts and on the terms necessary or advisable for us to successfully carry out our business strategy or to service our indebtedness.

If Our Operating Performance Falls Below Projected Levels, We May Not Be Able to Service Our Debt

      The risks associated with operating power generation facilities include the breakdown or failure of equipment or processes, labor disputes and fuel supply interruption, each of which could result in performance below expected capacity levels. Operation below expected capacity levels may result in lost revenues, increased expenses, higher maintenance costs and penalties, in which case there may not be sufficient cash available to service project debt. In addition, many of Global's generation projects rely on a single fuel supplier and a single customer for the purchase of the facility's output under a long term contract. While Global generally has liquidated damage provisions in its contracts, the default by a supplier under a fuel contract or a customer under a power purchase contract could adversely affect the facility's cash generation and ability to service project debt.

      Countries in which Global owns and operates electric and gas distribution facilities may impose financial penalties if reliability performance standards are not met. In addition, inefficient operation of the facilities may cause lost revenue and higher maintenance expenses, in which case there may not be sufficient cash available to service project debt.

Our Ability To Control Cash Flow From Our Minority Investments Is Limited

      Our ability to control investments in which we own a minority interest is limited. Assuming a minority ownership role presents additional risks, such as not having a controlling interest over operations and material financial and operating matters or the ability to operate the assets more efficiently. As such, neither we nor Global are able to unilaterally cause dividends or distributions to be made to us or Global from these operations.

      Minority investments may involve risks not otherwise present for investments made solely by us and our subsidiaries, including the possibility that a partner, majority investor or co-venturer might become bankrupt, may have different interests or goals, and may take action contrary to our instructions, requests, policies or business objectives. Also, if no party has full control, there could be an impasse on decisions. In addition, certain investments of Resources are managed by unaffiliated entities which limits Resources' ability to control the activities or performance of such investments and managers.

Failure to Obtain Adequate and Timely Rate Relief Could Negatively Impact Our Business

      As a public utility, PSE&G's rates are regulated by the BPU and the FERC. These rates are designed to recover its operating expenses and allow it to earn a fair return on its rate base, which primarily consists of its property, plant and equipment less various adjustments. These rates include its electric and gas tariff rates that are subject to regulation by the BPU as well as its transmission rates that are subject to regulation by the FERC. PSE&G's base rates are set by the BPU for electric distribution and gas distribution and are effective until the time a new rate case is brought to the BPU. These base rate cases generally take place every few years. Limited categories of costs are recovered through adjustment charges that are periodically reset to reflect actual costs. If these costs exceed the amount included in PSE&G's adjustment charges, there will be a negative impact on cash flows.

      If PSE&G's operating expenses, other than costs recovered through adjustment charges, exceed the amount included in its base rates and in its FERC jurisdictional rates, there will be a negative impact on our earnings or operating cash flows.

      Global's electric and gas distribution facilities are rate-regulated enterprises. Governmental authorities establish rates charged to customers. These rates are currently sufficient to cover all operating costs and provide a return. However, in Argentina, we face considerable fiscal and cash uncertainties including potential asset impairments, due to the current economic, political and social crisis.

      We can give no assurances that rates will, in the future, be sufficient to cover Global's costs and provide a return on its investment. In addition, future rates may not be adequate to provide cash flow to pay principal and interest on the debt of Global's subsidiaries' and affiliates and to enable its subsidiaries and affiliates to comply with the terms of debt agreements.

We May Not Have Access To Sufficient Capital In The Amounts And At The Times Needed

      Capital for our projects and investments has been provided by internally-generated cash flow and borrowings by us and our subsidiaries. We require continued access to debt capital from outside sources in order to efficiently fund our capital needs and assure the success of our future projects and acquisitions. Our ability to arrange financing on a non-recourse basis and the costs of capital depend on numerous factors including, among other things, general economic and market conditions, the availability of credit from banks and other financial institutions, investor confidence, the success of current projects and the quality of new projects.

      We can give no assurances that our current and future capital structure or financial condition will permit access to bank and debt capital markets. The availability of capital is not assured since it is dependent upon our performance and that of our other subsidiaries. As a result, there is no assurance that we or our subsidiaries will be successful in obtaining financing for our projects and acquisitions or funding the equity commitments required for such projects and acquisitions in the future.

We And Our Subsidiaries Are Subject To Substantial Competition From Well Capitalized Participants In The Worldwide Energy Markets

      We and our subsidiaries are subject to substantial competition in the United States and in international markets from:

      o     merchant generators;

      o     domestic and multi-national utility generators;

      o     fuel supply companies;

      o     engineering companies;

      o     equipment manufacturers;

      o     and affiliates of other industrial companies.

      Restructuring of worldwide energy markets, including the privatization of government-owned utilities and the sale of utility-owned assets, is creating opportunities for, and substantial competition from, well-capitalized entities which may adversely affect our ability to make investments on favorable terms and achieve our growth objectives. Increased competition could contribute to a reduction in prices offered for power and could result in lower returns which may affect our ability to service our outstanding indebtedness, including short-term debt.

      Deregulation may continue to accelerate the current trend toward consolidation among domestic utilities and could also result in the further splitting of vertically-integrated utilities into separate generation, transmission and distribution businesses. As a result, additional competitors could become active in the merchant generation business. Resources faces competition from numerous well-capitalized investment and finance company affiliates of banks, utilities and industrial companies. Energy Technologies faces substantial competition from utilities and their affiliates, and HVAC and mechanical contractors.

Power Transmission Facilities May Impact Our Ability To Deliver Our Output To Customers

      Our ability to sell and deliver our electric energy products and grow our business may be adversely impacted and our ability to generate revenues may be limited if:

      o     transmission is disrupted,

      o     transmission capacity is inadequate, or

      o     a region's power transmission infrastructure is inadequate.

Regulatory Issues Significantly Impact Our Operations

      Federal, state and local authorities impose substantial regulation and permitting requirements on the electric power generation business. We are required to comply with numerous laws and regulations and to obtain numerous governmental permits in order to operate our generation stations.

      We believe that we have obtained all material energy-related federal, state and local approvals including those required by the Nuclear Regulatory Commission (NRC), currently required to operate our generation stations. Although not currently required, additional regulatory approvals may be required in the future due to a change in laws and regulations or for other reasons. We cannot assure that we will be able to obtain any required regulatory approval in the future, or that we will be able to obtain any necessary extension in receiving any required regulatory approvals. Any failure to obtain or comply with any required regulatory approvals, could materially adversely affect our ability to operate our generation stations or sell electricity to third parties.

      We are subject to pervasive regulation by the NRC with respect to the operation of our nuclear generation stations. This regulation involves testing, evaluation and modification of all aspects of plant operation in light of NRC safety and environmental requirements. The NRC also requires continuous demonstrations that plant operations meet applicable requirements. The NRC has the ultimate authority to determine whether any nuclear generation unit may operate.

      We can give no assurance that existing regulations will not be revised or reinterpreted, that new laws and regulations will not be adopted or become applicable to us or any of our generation stations or that future changes in laws and regulations will not have a detrimental effect on our business.

Environmental Regulation May Limit Our Operations

      We are required to comply with numerous statutes, regulations and ordinances relating to the safety and health of employees and the public, the protection of the environment and land use. These statutes, regulations and ordinances are constantly changing. While we believe that we have obtained all material environmental-related approvals currently required to own and operate our facilities or that these approvals have been applied for and will be issued in a timely manner, we may incur significant additional costs because of compliance with these requirements. Failure to comply with environmental statutes, regulations and ordinances could have a material effect on us, including potential civil or criminal liability and the imposition of clean-up liens or fines and expenditures of funds to bring our facilities into compliance.

      We can give no assurance that we will be able to:

      o obtain all required environmental approvals that we do not yet have or that may be required in the future;

      o obtain any necessary modifications to existing environmental approvals;

      o maintain compliance with all applicable environmental laws, regulations and approvals; or

      o     recover any resulting costs through future sales.

      Delay in obtaining or failure to obtain and maintain in full force and effect any environmental approvals, or delay or failure to satisfy any applicable environmental regulatory requirements, could prevent construction of new facilities, operation of our existing facilities or sale of energy from these facilities or could result in significant additional cost to us.

We Are Subject To More Stringent Environmental Regulation Than Many Of Our Competitors

      Our facilities are subject to both federal and state pollution control requirements. Most of our generating facilities are located in the State of New Jersey. In particular, New Jersey's environmental programs are generally considered to be more stringent in comparison to similar programs in other states. As such, there may be instances where the facilities located in New Jersey are subject to more stringent and therefore, more costly pollution control requirements than competitive facilities in other states.

Insurance Coverage May Not Be Sufficient

      We have insurance for our facilities, including:

      o     all-risk property damage insurance;

      o     commercial general public liability insurance;

      o     boiler and machinery coverage;

      o     nuclear liability; and

      o for our nuclear generating units, replacement power and business interruption insurance in amounts and with deductibles that we consider appropriate.

      We can give no assurance that this insurance coverage will be available in the future on commercially reasonable terms nor that the insurance proceeds received for any loss of or any damage to any of our facilities will be sufficient to permit us to continue to make payments on our debt. Additionally, some of our properties may not be insured in the event of an act of terrorism.

Acquisition, Construction And Development Activities May Not Be Successful

      We may seek to acquire, develop and construct new energy projects, the completion of any of which is subject to substantial risk. This activity requires a significant lead time and requires us to expend significant sums for preliminary engineering, permitting, fuel supply, resource exploration, legal and other development expenses in preparation for competitive bids or before it can be established whether a project is economically feasible.

      The construction, expansion or refurbishment of a generation, transmission or distribution facility may involve:

      o     equipment and material supply interruptions;

      o     labor disputes;

      o     unforeseen engineering environmental and geological problems; and

      o     unanticipated cost overruns.

The proceeds of any insurance, vendor warranties or performance guarantees may not be adequate to cover lost revenues, increased expenses or payments of liquidated damages. In addition, some power purchase contracts permit the customer to terminate the related contract, retain security posted by the developer as liquidated damages or change the payments to be made to the subsidiary or the project affiliate in the event specified milestones, such as commencing commercial operation of the project, are not met by specified dates. If project start-up is delayed and the customer exercises these rights, the project may be unable to fund principal and interest payments under its project financing agreements. We can give no assurance that we will obtain access to the substantial debt and equity capital required to develop and construct new generation projects or to refinance existing projects to supply anticipated future demand.

Changes In Technology May Make Our Power Generation Assets Less Competitive

      A key element of our business plan is that generating power at central power plants produces electricity at relatively low cost. There are other technologies that produce electricity, most notably fuel cells, microturbines, windmills and photovoltaic (solar) cells. While these methods are not currently cost-effective, it is possible that advances in technology will reduce the cost of alternative methods of producing electricity to a level that is competitive with that of most central station electric production. If this were to happen, our market share could be eroded and the value of our power plants could be significantly impaired. Changes in technology could also alter the channels through which retail electric customers buy electricity, which could affect our financial results.

Recession, Acts Of War Or Terrorism Could Negatively Impact Our Business

      The consequences of a prolonged recession and adverse market conditions may include the continued uncertainty of energy prices and the capital and commodity markets. We cannot predict the impact of any continued economic slowdown or fluctuating energy prices; however, such impact could have a material adverse effect on our financial condition, results of operations and net cash flows.

      Like other operators of major industrial facilities, our generation plants, fuel storage facilities and transmission and distribution facilities may be targets of terrorist activities that could result in disruption of our ability to produce or distribute some portion of our energy products. Any such disruption could result in a significant decrease in revenues and/or significant additional costs to repair, which could have a material adverse impact on our financial condition, results of operation and net cash flows.

                           FORWARD-LOOKING STATEMENTS

      This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this prospectus or in the documents or information incorporated by reference or deemed to be incorporated by reference in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future, including such matters as our projections, future capital expenditures, business strategy, competitive strengths, goals, expansion, market and industry developments and the growth of our businesses and operations, are forward-looking statements. These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. These statements are based on management's beliefs as well as assumptions made by and information currently available to management. When used herein, the words "will," "anticipate," "intend," "estimate," "believe," "expect," "plan," "hypothetical," "potential," and variations of such words and similar expressions are intended to identify forward-looking statements. The following review of factors should not be construed as exhaustive or as any admission regarding the adequacy of our disclosures prior to the effective date of the Private Securities Litigation Reform Act of 1995. These risks and uncertainties include:

      o the significant considerations and risks discussed in any incorporated document or prospectus supplement;

      o     general and local economic, market or business conditions;

      o industrial, commercial and residential growth in the markets we serve;

      o since a portion of our business is conducted outside the United States, adverse international developments;

      o demand (or lack thereof) for electricity, capacity and ancillary services in the markets served by our generation units;

      o     increasing competition from other companies;

      o the acquisition and development opportunities (or lack thereof) that may be presented to and pursued by us;

      o terrorist threats and activities, particularly with respect to our generation facilities, economic uncertainty caused by recent terror attacks on the United States and potential adverse reactions to United States anti-terrorism activities;

      o nuclear decommissioning and the availability of storage facilities for spent nuclear fuel;

      o     changes in laws or regulations that are applicable to us;

      o     environmental constraints on construction and operation;

      o     the rapidly changing market for energy products;

      o     licensing approval for our nuclear and other operating stations;

      o the ability to economically and safely operate our generating facilities in accordance with regulatory requirements;

      o the ability to obtain adequate and timely rate relief in our regulated businesses;

      o the ability to maintain insurance for our operations and facilities at reasonable rates;

      o     access to capital;

      o     credit, commodity and financial market risks; and

      o other factors, such as weather conditions, many of which are beyond our control.

      Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and we cannot assure you that the results or developments anticipated by us will be realized or, even if realized, will have the expected consequences to or effects on us or our business prospects, financial condition or results of operations. You should not place undue reliance on these forward-looking statements in making your investment decision. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to these forward-looking statements to reflect events or circumstances that occur or arise or are anticipated to occur or arise after the date hereof. In making an investment decision regarding the securities, we are not making, and you should not infer, any representation about the likely existence of any particular future set of facts or circumstances. The forward-looking statements contained in this prospectus, any prospectus supplement and the documents incorporated by reference or deemed to be incorporated by reference into this prospectus and any related prospectus supplement are intended to qualify for the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

                                 USE OF PROCEEDS

      Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, including repayment of outstanding debt. The Trust will use all of the proceeds received from the sale of its preferred trust securities and common trust securities to purchase our trust debt securities.

           ACCOUNTING TREATMENT RELATING TO PREFERRED TRUST SECURITIES

      The financial statements of the Trust will be consolidated with our financial statements, with the preferred trust securities shown on our consolidated financial statements as our guaranteed preferred beneficial interest in trust debt securities. Our financial statements will include a footnote that discloses, among other things, that the assets of the Trust consist of our trust debt securities and will specify the designation, principal amount, interest rate or formula and maturity date of the trust debt securities.

           DESCRIPTION OF THE SENIOR AND SUBORDINATED DEBT SECURITIES

      We may issue from time to time one or more series of the senior debt securities under our Senior Indenture dated as of November 1, 1998 between us and Wachovia Bank, National Association (formerly known as First Union National
Bank), as Senior Trustee, or one or more series of the subordinated debt securities under our Subordinated Indenture to be entered into between us and Wachovia Bank, National Association, as Subordinated Trustee. The term "Trustee" refers to either the Senior Trustee or the Subordinated Trustee, as appropriate. We will provide information about these debt securities in a prospectus supplement.

      The Senior Indenture and the form of Subordinated Indenture (sometimes together referred as the "Indentures" and, individually, as an "Indenture") are filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The Indentures are subject to and governed by the Trust Indenture Act of 1939. We have summarized the material terms and provisions of the Indentures. Because this section is a summary, it does not describe every aspect of the debt securities and the Indentures. We urge you to read the Indenture that governs your debt securities for provisions that may be important to you.

Provisions Applicable to Both the Senior and Subordinated Indentures

General

      The debt securities will be our unsecured obligations. The senior debt securities will rank equally with all other of our unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior indebtedness as described below under "-- Subordinated Indenture Provisions." In this section, unless the context requires, the words "we," "our," "ours" and "us" refer to Public Service Enterprise Group Incorporated and not its consolidated subsidiaries.

      Because we are a holding company and conduct all of our operations through our subsidiaries, holders of our debt securities will generally have a junior position to claims of creditors of those subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders other than, in each case, where we are the creditor. As of March 31, 2002, PSE&G had 795,234 shares of its preferred stock outstanding with an aggregate par value of approximately $80 million. Our subsidiaries have ongoing corporate debt programs used to finance their business activities. As of March 31, 2002, our subsidiaries had approximately $11.8 billion of debt outstanding.

      Each Indenture provides that any debt securities proposed to be sold under this prospectus and the accompanying prospectus supplement may be issued in an unlimited amount under that Indenture in one or more series, in each case as authorized by us from time to time.

      You should read the relevant prospectus supplement for a description of the material terms of any debt securities being offered, including:

      o the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities;

      o the aggregate principal amount of the debt securities and any limit on the aggregate principal amount of the debt securities of that series;

      o if less than the principal amount of the debt securities are payable upon acceleration of the maturity of the debt securities, the portion that will be payable or how this portion will be determined;

      o the date or dates, or how the date or dates will be determined or extended, on which the principal of the debt securities will be payable;

      o the rate or rates of interest, which may be fixed or variable, that the debt securities will bear, if any, or how the rate or rates will be determined;

      o     the terms of any remarketing of the debt securities;

      o the date or dates from which interest, if any, on the debt securities will accrue or how the date or dates will be determined;

      o the interest payment dates, if any, and the record dates for any interest payments or how the date or dates will be determined;

      o the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

      o the right, if any, to extend interest payment periods and the duration of any extension;

      o     any optional redemption provisions;

      o any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

      o whether the debt securities will be issued as registered securities, bearer securities or both and any applicable restrictions;

      o whether the debt securities will be issuable in temporary or permanent global form and any applicable restrictions or limitations;

      o the place or places where the principal of and any premium and interest on the debt securities will be payable and to whom and how those payments will be made;

      o whether the debt securities are convertible or exchangeable into any other securities and, if so, the applicable terms and conditions;

      o the denominations in which the debt securities will be issuable, if other than $1,000 or any integral multiple thereof in the case of registered securities and $5,000 in the case of bearer securities;

      o the index, if any, with reference to which the amount of principal of or any premium or interest on the debt securities will be determined;

      o if other than the applicable Trustee, the identity of each security registrar and/or paying agent;

      o the applicability of the provisions of the applicable Indenture described below under "-- Satisfaction and Discharge, Defeasance and Covenant Defeasance" and any provisions in modification of, in addition to or in lieu of any of these provisions;

      o whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option);

      o any deletions, additions or changes in the events of default in the applicable Indenture and any change in the right of the Trustee or the holders to declare the principal amount of the debt securities due and payable;

      o any deletions, additions or changes in the covenants in the applicable Indenture;

      o the applicability of or any change in the subordination provisions of the Indenture for a series of debt securities;

      o any provisions granting special rights to holders of the debt securities upon the occurrence of specified events; and

      o     any other material terms of the debt securities.

      If applicable, the prospectus supplement will also set forth information concerning any other securities offered thereby and a discussion of federal income tax considerations relevant to the debt securities being offered.

      For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on the debt securities will include the payment of any additional amounts required by the terms of the debt securities.

      Debt securities may provide for less than the entire principal amount to be payable upon acceleration of the maturity date ("original issue discount securities"). Federal income tax and other matters concerning any original issue discount securities will be discussed in the applicable prospectus supplement.

      Neither Indenture limits the amount of debt securities that may be issued in distinct series from time to time. Debt securities issued under an Indenture are referred to, when a single Trustee is acting as trustee for all debt securities issued under an Indenture, as the "indenture securities." Each Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more different series of indenture securities. See "-- Resignation of Trustee" below. At a time when two or more Trustees are acting under either Indenture, each with respect to only certain series, the term indenture securities will mean the one or more series with respect to which each respective Trustee is acting. In the event that there is more than one Trustee under either Indenture, the powers and trust obligations of each Trustee as described herein will extend only to the one or more series of indenture securities for which it is Trustee. If two or more Trustees are acting under either Indenture, then the indenture securities for which each Trustee is acting would in effect be treated as if issued under separate indentures.

      The general provisions of the Indentures do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving us. Please refer to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

      We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous series of indenture securities and issue additional indenture securities of that series, unless the reopening was restricted when that series was created.

Denominations, Registration and Transfer

      Debt securities of a series may be issuable solely as registered securities, solely as bearer securities or as both registered securities and bearer securities. The Indentures also provide that debt securities of a series may be issuable in global form. See "-- Book-Entry Debt Securities." Unless otherwise provided in the prospectus supplement, debt securities denominated in U.S. dollars (other than global securities, which may be of any denomination) are issuable in denominations of $1,000 or any integral multiples of $1,000 (in the case of registered securities) and in the denomination of $5,000 (in the case of bearer securities). Unless otherwise indicated in the prospectus supplement, bearer securities will have interest coupons attached.

      Registered securities will be exchangeable for other registered securities of the same series. If provided in the prospectus supplement, bearer securities (with all unmatured coupons, except as provided below, and all matured coupons which are in default) of any series may be similarly exchanged for registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. If so provided, bearer securities surrendered in exchange for registered securities between a regular record date or a special record date and the relevant date for payment of interest will be surrendered without the coupon relating to that date for payment of interest, and interest will not be payable in respect of the registered security issued in exchange for the bearer security, but will be payable only to the holder of the coupon when due in accordance with the terms of the applicable Indenture. Unless otherwise specified in the prospectus supplement, bearer securities will not be issued in exchange for registered securities.

      Registered securities of a series may be presented for registration of transfer and debt securities of a series may be presented for exchange

      o at each office or agency required to be maintained by us for payment of that series as described in "-- Payment and Paying Agents" below, and

      o at each other office or agency that we may designate from time to time for those purposes.

      No service charge will be made for any transfer or exchange of debt securities, but we may require payment of any tax or other governmental charge payable in connection with the transfer or exchange.

      We will not be required to

      o issue, register the transfer of or exchange debt securities during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on

            - if debt securities of the series are issuable only as registered securities, the day of mailing of the relevant notice of redemption and

            - if debt securities of the series are issuable as bearer securities, the day of the first publication of the relevant notice of redemption, or, if debt securities of the series are also issuable as registered securities and there is no publication, the day of mailing of the relevant notice of redemption;

      o register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part;

      o exchange any bearer security called for redemption, except to exchange the bearer security for a registered security of that series and like tenor that is simultaneously surrendered for redemption; or

      o issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of that debt security not to be so repaid.

Payment and Paying Agents

      Unless otherwise provided in the prospectus supplement, premium, interest and additional amounts, if any, on registered securities will be payable at any office or agency to be maintained by us in Morristown, New Jersey and The City of New York, except that at our option interest may be paid

      o by check mailed to the address of the person entitled thereto appearing in the security register or

      o by wire transfer to an account maintained by the person entitled thereto as specified in the security register.

      Unless otherwise provided in the prospectus supplement, payment of any installment of interest due on any interest payment date for registered securities will be made to the person in whose name the registered security is registered at the close of business on the regular record date for that interest.

      If debt securities of a series are issuable solely as bearer securities or as both registered securities and bearer securities, unless otherwise provided in the prospectus supplement, we will be required to maintain an office or agency

      o outside the United States where, subject to any applicable laws and regulations, the principal of and premium, and interest, if any, on the series will be payable and

      o in The City of New York for payments with respect to any registered securities of that series (and for payments with respect to bearer securities of that series in the limited circumstances described below, but not otherwise);

provided that, if required in connection with any listing of debt securities on the Luxembourg Stock Exchange or any other stock exchange located outside the United States, we will maintain an office or agency for those debt securities in any city located outside the United States required by the applicable stock exchange. The initial locations of those offices and agencies will be specified in the prospectus supplement. Unless otherwise provided in the prospectus supplement, principal of and premium, if any and interest, if any, on bearer securities may be paid by wire transfer to an account maintained by the person entitled thereto with a bank located outside the United States. Unless otherwise provided in the prospectus supplement, payment of installments of interest on any bearer securities on or before maturity will be made only against surrender of coupons for those interest installments as they mature. Unless otherwise provided in the prospectus supplement, no payment with respect to any bearer security will be made at any office or agency of ours in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. However, payments of principal of and premium, if any and interest, if any, on bearer securities payable in U.S. dollars will be made at the office of our paying agent in The City of New York if payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

      We may from time to time designate additional offices or agencies, approve a change in the location of any office or agency and, except as provided above, rescind the designation of any office or agency.

Events of Default

      The following will constitute events of default under each Indenture with respect to any series of debt securities, unless we state otherwise in the applicable prospectus supplement:

      o we do not pay interest on a debt security of that series within 30 days of its due date;

      o we do not pay principal of, or any premium on, a debt security of the series on its due date;

      o we do not deposit any sinking fund payment when due by the terms of any debt security of that series;

      o we remain in breach of a covenant in respect of the debt securities of the series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the Trustee or holders of at least 25% of the principal amount of debt securities of the series;

      o we file for bankruptcy or a court appoints a custodian or orders our liquidation under any bankruptcy law or certain other events in bankruptcy, insolvency or reorganization occur; and

      o any other event of default provided with respect to debt securities of that series occurs.

      We are required to file with the applicable Trustee, annually, an officer's certificate as to our compliance with all conditions and covenants under the applicable Indenture. Each Indenture provides that the applicable Trustee may withhold notice to the holders of debt securities of a series of any default (except payment defaults on the debt securities of that series) if it considers it in the interest of the holders of debt securities of such series to do so.

      If an event of default with respect to debt securities of a series has occurred and is continuing, the applicable Trustee or the holders of not less than 25% in principal amount of outstanding debt securities of that series may declare the applicable principal amount of all of the debt securities of that series to be due and payable immediately.

      Subject to the provisions of the applicable Indenture relating to the duties of the Trustee, in case an event of default with respect to debt securities of a series has occurred and is continuing, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of the holders of debt securities of that series, unless the holders have offered the Trustee reasonable indemnity against the expenses and liabilities which might be incurred by it in compliance with that request. Subject to such provisions for the indemnification of the applicable Trustee, the holders of a majority in principal amount of the outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the debt securities of that series.

      The holders of a majority in principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of that series and any related coupons, waive any past default with respect to that series and its consequences, except a default

      o in the payment of the principal of, or premium, or interest, if any, on any debt security of that series or any related coupons or

      o relating to a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected by the modification or amendment.

Merger or Consolidation

      Each Indenture provides that we may not consolidate with or merge with or into any other corporation or convey or transfer our properties and assets as an entirety or substantially as an entirety to any person, unless either we are the continuing corporation or such corporation or person assumes by supplemental indenture all of our obligations under such Indenture and the securities issued thereunder and immediately after the transaction no default shall exist.

Modification or Waiver

      Modification and amendment of an Indenture may be made by us and the Trustee thereunder with the consent of the holders of a majority in principal amount of all outstanding indenture securities issued thereunder that are affected by the modification or amendment. The consent of the holder of each outstanding indenture security affected is, however, required to:

      o change the maturity of the principal of or any installment of principal of or interest on that indenture security;

      o reduce the principal amount of, or the rate or amount of interest in respect of, or any premium payable upon the redemption of, that indenture security, or change the manner of calculation thereof;

      o change our obligation, if any, to pay additional amounts in respect of that indenture security;

      o reduce the portion of the principal of an original issue discount security or indexed security that would be due and payable upon a declaration of acceleration of the maturity date thereof or provable in bankruptcy;

      o adversely affect any right of repayment at the option of the holder of that indenture security;

      o change the place or currency of payment of principal, premium or interest on that indenture security;

      o impair the right to institute suit for the enforcement of any such payment on or after the maturity date, redemption date or repayment date;

      o adversely affect any right to convert or exchange that indenture security;

      o reduce the percentage in principal amount of that outstanding indenture securities required to amend or waive compliance with certain provisions of the applicable Indenture or to waive certain defaults;

      o     reduce the requirements for voting or quorum described below; or

      o modify any of the foregoing requirements or any of the provisions relating to waiving past defaults or compliance with certain restrictive provisions, except to increase the percentage of holders required to effect any such waiver or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holders of each indenture security affected thereby.

      In addition, under the Subordinated Indenture, no modification or amendment thereof may, without the consent of the holder of each outstanding subordinated security affected thereby, modify any of the provisions of that Indenture relating to the subordination of the subordinated securities in a manner adverse to the holders and no such modification or amendment may adversely affect the rights of any holder of senior indebtedness described under the caption "-- Subordinated Indenture Provisions" without the consent of that holder of senior indebtedness.

      The holders of a majority in aggregate principal amount of outstanding indenture securities have the right to waive our compliance with certain covenants in the applicable Indenture.

      Modification and amendment of an Indenture may be made by the applicable Trustee and us, without the consent of any holder, for any of the following purposes:

      o to evidence the succession of another person to us as obligor under such Indenture;

      o to add to our covenants for the benefit of the holders of all or any series of indenture securities issued under the Indenture or to surrender any right or power conferred upon us by the Indenture;

      o to add events of default for the benefit of the holders of all or any series of indenture securities;

      o to add to or change any provisions of the Indenture to facilitate the issuance of, or to liberalize the terms of, bearer securities, or to permit or facilitate the issuance of indenture securities in uncertificated form, provided that any such actions do not adversely affect the holders of the indenture securities or any related coupons;

      o to change or eliminate any provisions of the Indenture, as long as that change or elimination will become effective only when there are no indenture securities outstanding entitled to the benefit of those provisions;

      o to secure the indenture securities under the applicable Indenture pursuant to any requirements of the Indenture, or otherwise;

      o to establish the form or terms of indenture securities of any series and any related coupons;

      o to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;

      o to cure any ambiguity, defect or inconsistency in the Indenture, provided that action does not adversely affect the interests of holders of indenture securities of a series issued thereunder or any related coupons in any material respect; or

      o to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of indenture securities thereunder, provided that the action does not adversely affect the interests of the holders of any indenture securities and any related coupons in any material respect.

      In determining whether the holders of the requisite principal amount of outstanding indenture securities have given any request, demand, authorization, direction, notice, consent or waiver under the applicable Indenture or whether a quorum is present at a meeting of holders of indenture securities thereunder,

      o the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof,

      o the principal amount of an indexed security that may be counted in making such determination will be equal to the principal face amount of the indexed security at original issuance, unless otherwise provided with respect to the indexed security pursuant to the Indenture and

      o indenture securities owned by us or any other obligor upon the indenture securities or any affiliate of ours or of any other obligor shall be disregarded.

      Each Indenture contains provisions for convening meetings of the holders of indenture securities of a series if indenture securities of that series are issuable as bearer securities. A meeting may be called at any time by the applicable Trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding indenture securities of that series, in any such case upon notice given as provided in the applicable Indenture. Except for any consent that must be given by the holder of each indenture security affected thereby, as described above, any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding indenture securities of that series; except that any resolution with respect to any action that may be made, given or taken by the holders of a specified percentage which is less than a majority in principal amount of the outstanding indenture securities of a series may be adopted at a meeting at which a quorum is present by the affirmative vote of the holders of that specified percentage in principal amount of the outstanding indenture securities of that series. Any resolution passed or decision taken at any meeting of holders of indenture securities of a series held in accordance with the applicable Indenture will be binding on all holders of indenture securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in principal amount of the outstanding indenture securities of a series; except that, if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding indenture securities of a series, the persons holding or representing that specified percentage in principal amount of the outstanding indenture securities of that series will constitute a quorum.

Satisfaction and Discharge, Full Defeasance and Covenant Defeasance

      We may discharge certain of our obligations to holders of debt securities of a series that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or are due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in an amount sufficient to make interest, principal and any other payments on the debt securities on their various due dates.

      Each Indenture provides that, if the series of the debt securities provides for it, we may elect either to defease and be discharged from any and all obligations with respect to the debt securities and any related coupons, with certain limited exceptions (this is called "full defeasance") or to be released from our obligations under any specified covenant with respect to those debt securities and any related coupons, and any omission to comply with those obligations shall not constitute a default or an event of default with respect to those debt securities and any related coupons (this is called "covenant defeasance").

      In order to effect full defeasance or covenant defeasance, we must deposit for the benefit of all holders of the debt securities of the particular series a combination of cash and/or U.S. government securities or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and other payments on the debt securities on their various due dates.

      A trust may only be established if, among other things, we have delivered to the applicable Trustee a legal opinion stating that the holders of the debt securities and any related coupons will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the legal opinion, in the case of full defeasance must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture.

      In the event we effect covenant defeasance with respect to any debt securities and any related coupons and those debt securities and coupons are declared due and payable because of the occurrence of certain events of default with respect to any covenant as to which there has been covenant defeasance, the amount of funds on deposit with the applicable Trustee will be sufficient to pay amounts due on those debt securities and coupons at the time of their stated maturity date but may not be sufficient to pay amounts due on those debt securities and coupons at the time of the acceleration resulting from the event of default. In such case, we would remain liable to make payment of those amounts due at the time of acceleration.

      If the applicable Trustee or any paying agent is unable to apply any money in accordance with the applicable Indenture by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then our obligations under the Indenture and the debt securities and any related coupons will be revived and reinstated as though no deposit had occurred pursuant to the Indenture, until the Trustee or paying agent is permitted to apply all such money in accordance with such Indenture.

      The prospectus supplement may further describe the provisions, if any, permitting full defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series and any related coupons.

Book-Entry Debt Securities

      Debt securities of a series may be issued, in whole or in part, in global form that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form (a "global security"). Unless otherwise provided in the prospectus supplement, debt securities that are represented by a global security will be issued in denominations of $1,000 and any integral multiple thereof, and will be issued in registered form only, without coupons. Payments of principal of (and premium, if any) and interest, if any, on debt securities represented by a global security will be made by us to the applicable Trustee and then by such Trustee to the depositary.

      We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York, that global securities will be registered in the name of DTC's nominee, and that the following provisions will apply to the depositary arrangements with respect to any global securities. Additional or differing terms of the depositary arrangements will be described in the prospectus supplement.

      So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole holder of the debt securities represented by such global security for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in certificated form and will not be considered the owners or holders thereof under the applicable Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; those laws may limit the transferability of beneficial interests in a Global Security.

      If

      o DTC is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days following notice to us;

      o we determine, in our sole discretion, not to have any debt securities represented by one or more global securities; or

      o an event of default under the applicable Indenture has occurred and is continuing, then we will issue individual debt securities in certificated form in exchange for the relevant global securities.

      In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest and to have such debt securities in certificated form registered in its name. Unless otherwise provided in the prospectus supplement, debt securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof and will be issued in registered form only, without coupons.

      The following is based on information furnished by DTC and applies to the extent that it is the depositary, unless otherwise provided in the prospectus supplement:

      Registered Owner. The debt securities will be issued as fully registered securities in the name of Cede & Co., which is DTC's partnership nominee. The applicable Trustee will deposit the global securities with the depositary. The deposit with the depositary and its registration in the name of Cede & Co. will not change the nature of the actual purchaser's ownership interest in the debt securities.

      DTC's Organization. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of that law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

      DTC is owned by a number of its direct participants and the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and some other organizations that directly participate in DTC. Other entities may access DTC's system by clearing transactions through or maintaining a custodial relationship with direct participants. The rules applicable to DTC and its participants are on file with the SEC.

      DTC's Activities. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts. Doing so eliminates the need for physical movement of securities certificates.

      Participant's Records. Except as otherwise provided in this prospectus or a prospectus supplement, purchases of debt securities must be made by or through a direct participant, which will receive a credit for the debt securities on the depositary's records. The purchaser's interest is in turn to be recorded on the participant's records. Actual purchasers will not receive written confirmation from the depositary of their purchase, but they generally receive confirmations, along with periodic statements of their holdings, from the participants through which they entered into the transaction.

      Transfers of interests in the global securities will be made on the books of the participants on behalf of the actual purchasers. Certificates representing the interest in debt securities will not be issued unless the use of global securities is suspended.

      The depositary has no knowledge of the actual purchasers of global securities. The depositary's records only reflect the identity of the direct participants, who are responsible for keeping account of their holdings on behalf of their customers.

      Notices among the Depositary, Participants and Actual Purchasers. Notices and other communications by the depositary, its participants and the actual purchasers will be governed by arrangements among them, subject to any legal requirements in effect. Any redemption notices will be sent to DTC. If less than all of the securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

      Voting Procedures. Neither DTC nor Cede & Co. will give consents for or vote the global securities. The depositary generally mails an omnibus proxy to us just after the applicable record date. That proxy assigns Cede & Co.'s voting rights to the direct participants to whose accounts the debt securities are credited at that time.

      Payments. Principal and interest payments made by us will be delivered to the depositary. DTC's practice is to credit direct participants' accounts on the applicable payment date unless it has reason to believe that it will not receive payment on that date. Payments by participants to actual purchasers will be governed by standing instructions and customary practices, as is the case with securities held for customers in bearer form or registered in "street name." Those payments will be the responsibility of that participant and not the depositary, the applicable Trustee or us, subject to any legal requirements in effect at that time.

      We are responsible for payment of principal, interest and premium, if any, to the applicable Trustee who is responsible for paying it to the depositary. The depositary is responsible for disbursing those payments to direct participants. The participants are responsible for disbursing payments to the actual purchasers.

      DTC may discontinue providing its services as securities depositary with respect to the debt securities at any time by giving reasonable notice to the applicable paying agent or us. Under such circumstances, in the event that a successor securities depositary is not appointed, debt security certificates are required to be printed and delivered.

      We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, debt security certificates will be printed and delivered.

      The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that we believe to be reliable, but we take no responsibility for the accuracy thereof.

      Unless stated otherwise in the prospectus supplement, the underwriters or agents with respect to a series of debt securities issued as global securities will be direct participants in DTC.

      None of any underwriter or agent, the Trustees, any applicable paying agent or us will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Resignation of Trustee

      The Trustee may resign or be removed with respect to one or more series of indenture securities and a successor Trustee may be appointed to act with respect to the series. In the event that two or more persons are acting as Trustee with respect to different series of indenture securities under one of the Indentures, each such Trustee shall be a Trustee of a trust thereunder separate and apart from the trust administered by any other Trustee, and any action described herein to be taken by the Trustee may then be taken by each Trustee with respect to, and only with respect to, the one or more series of indenture securities for which it is Trustee.

Subordinated Indenture Provisions

      Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of and premium and interest, if any, on subordinated securities is to be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all Senior Indebtedness, but our obligation to make payment of the principal of and premium and interest, if any, on the subordinated securities will not otherwise be affected. In addition, no payment on account of principal or premium, sinking fund or interest, if any, may be made on the subordinated securities at any time unless full payment of all amounts due in respect of the principal and premium, sinking fund and interest on Senior Indebtedness has been made or duly provided for in money.

      In the event that, notwithstanding the foregoing, any payment by us is received by the Subordinated Trustee or the holders of any of the subordinated securities before all Senior Indebtedness is paid in full, the payment or distribution shall be paid over to the holders of the Senior Indebtedness or on their behalf for application to the payment of all the Senior Indebtedness remaining unpaid until all the Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon this distribution, the holders of the subordinated securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of the Senior Indebtedness out of the distributive share of the subordinated securities.

      By reason of the subordination, in the event of a distribution of assets upon insolvency, certain of our general creditors may recover more, ratably, than holders of the subordinated securities. The Subordinated Indenture provides that the subordination provisions thereof will not apply to money and securities held in trust pursuant to the defeasance provisions of the Subordinated Indenture.

      "Senior Indebtedness" is defined in the Subordinated Indenture as the principal of and premium, if any, and unpaid interest on

      o our indebtedness (including indebtedness of others guaranteed by us), whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred, assumed or guaranteed, for money borrowed, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such indebtedness is not senior or prior in right of payment to the junior subordinated debt securities, and

      o renewals, extensions, modifications and refundings of any of this indebtedness.

      The subordinated securities, are pari passu with and equal in right of payment to our 7.44% Deferrable Interest Subordinated Debentures, Series A, our Floating Rate Deferrable Interest Subordinated Debentures, Series B, our 7.25% Deferrable Interest Subordinated Debentures, Series C and any guarantees issued in connection therewith and will be pari passu with and equal in right of payment to any debt securities or guarantees which may be issued in connection with issuances of trust preferred securities by the Trust.

      If this prospectus is being delivered in connection with a series of subordinated securities, the accompanying prospectus supplement or the information incorporated by reference therein will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date.

Governing Law

      The Indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New Jersey.

      The Trustee under the Senior Indenture and the Subordinated Indenture

      Wachovia Bank, National Association, the Trustee under our Senior Indenture dated as of November 1, 1998 with respect to our senior debt securities, will also be trustee under the Subordinated Indenture with respect to our Subordinated Securities and the Trust Debt Indenture with respect to our trust debt securities. Wachovia Bank, National Association, is trustee under various indentures relating to our subsidiaries and affiliates. Our subsidiaries, our affiliates and we maintain other normal banking relationships, including credit facilities and lines of credit, with Wachovia Bank, National Association.

                    DESCRIPTION OF THE TRUST DEBT SECURITIES

General

      The trust debt securities will be issued in one or more series under the Trust Debt Indenture to be entered into between us and Wachovia Bank, National Association. The initial series of trust debt securities is provided for in the form of the Trust Debt Indenture which is filed as an exhibit to the registration statement of which this prospectus is part. The ranking of each series of trust debt securities will be specified in the applicable prospectus supplement. Each series of junior subordinated trust debt securities will rank subordinate and junior in right of payment, to the extent and in the manner set forth in the Trust Debt Indenture, to all of our Senior Indebtedness. See "-- Subordination."-- The Trust Debt Indenture does not limit the incurrence or issuance of Senior Indebtedness by us.

      You should read the relevant prospectus supplement for a description of the material terms of any series of trust debt securities being offered, including:

      o     the title of the series of trust debt securities;

      o the aggregate principal amount of the series and any limit on the aggregate principal amount of such series of trust debt securities;

      o the date or dates on which the principal of the trust debt securities shall be payable or how the date or dates will be determined;

      o the interest rate or rates, which may be fixed or variable, that the trust debt securities will bear, if any, or how the rate or rates will be determined;

      o     any terms regarding redemption;

      o     the ranking of the series of trust debt securities;

      o the maximum Extension Period for such series of trust debt securities; and

      o     any other material terms of the series of trust debt securities.

      Certain federal income tax consequences and special considerations relating to the applicable series of trust debt securities will be described in an accompanying prospectus supplement.

Option to Extend Interest Payment Period

      Under the Trust Debt Indenture, we have the right to defer payments of interest by extending the interest payment period for a series of trust debt securities for up to the specified maximum extension period provided for that series, except that no extension period can extend beyond the maturity or any redemption date of that series of trust debt securities. We can also extend or shorten an existing extension period. At the end of an extension period, we will be obligated to pay all interest then accrued and unpaid (together with interest on those accrued and unpaid amounts to the extent permitted by applicable law). During any extension period, we may not declare or pay any dividend on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock. Upon the termination of any extension period and the payment of all amounts then due, we can elect to begin a new extension period. We will be required to give notice to the Trustee and cause the Trustee to give notice to the holders of the applicable series of trust debt securities of our election to begin an extension period, or any shortening or extension of a period in advance of the applicable record date.

Subordination

      Payments on the junior subordinated debt trust securities will be subordinated to the prior payment in full of all amounts payable on our Senior Indebtedness.

      "Senior Indebtedness" is defined in the Trust Debt Indenture as the principal of and premium, if any, and unpaid interest on

      o our indebtedness (including indebtedness of others guaranteed by us), whether outstanding on the date of the Trust Debt Indenture or created later, incurred, assumed or guaranteed, for money borrowed, unless the terms of that indebtedness provide that it is not senior or prior in right of payment to the junior subordinated trust debt securities, and

      o renewals, extensions, modifications and refundings of that indebtedness.

      Upon any payment or distribution of our assets or securities, upon our dissolution or winding-up or total or partial liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts payable on Senior Indebtedness (including any interest accruing on the Senior Indebtedness after the commencement of a bankruptcy, insolvency or similar proceeding) will be paid in full before the holders of the junior subordinated trust debt securities will be entitled to receive from us any payment of principal of, premium, if any, or interest on, the junior subordinated trust debt securities or distributions of any assets or securities.

      No direct or indirect payment by or on our behalf of principal of, premium, if any, or interest on, the junior subordinated trust debt securities will be made if there is

      o a default in the payment of all or any portion of any Senior Indebtedness or

      o any other default pursuant to which the maturity of Senior Indebtedness has been accelerated and, in either case, the required notice has been given to the Trustee and the default has not have been cured or waived by or on behalf of the holders of the Senior Indebtedness.

      If the Trustee or any holder of the junior subordinated trust debt securities receives any payment of the principal of, premium, if any, or interest on, the junior subordinated trust debt securities when that payment is prohibited and before all amounts payable on Senior Indebtedness are paid in full, then that payment will be received and held in trust for the holders of Senior Indebtedness and will be paid to the holders of the Senior Indebtedness remaining unpaid to the extent necessary to pay the Senior Indebtedness in full.

      Nothing in the Trust Debt Indenture limits the right of the Trustee or the holders of the junior subordinated trust debt securities to take any action to accelerate the maturity of the junior subordinated trust debt securities or to pursue any rights or remedies against us, as long as all Senior Indebtedness is paid before holders of the junior subordinated trust debt securities are entitled to receive any payment from us of principal of, premium, if any, or interest on, the junior subordinated trust debt securities.

      Upon the payment in full of all Senior Indebtedness, the holders of the junior subordinated trust debt securities will be subrogated to the rights of the holders of the Senior Indebtedness to receive payments from us or distributions of our assets made on the Senior Indebtedness until the junior subordinated trust debt securities are paid in full.

Denominations, Registration and Transfer

      Trust debt securities of a series are issuable only in registered form. The Trust Debt Indenture also provides that trust debt securities of a series may be issuable in global form. See "Description of the Senior and Subordinated Debt Securities -- Book-Entry Debt Securities." Unless otherwise provided in the prospectus supplement, trust debt securities (other than global securities, which may be of any denomination) are issuable in denominations of $1,000 or any integral multiples of $1,000.

      Trust debt securities will be exchangeable for other registered securities of the same series. Registered securities of a series may be presented for registration of transfer and for exchange

      o at each office or agency required to be maintained by us for payment of such series as described in "-- Payment and Paying Agents" below, and

      o at each other office or agency that we may designate from time to time for those purposes.

      No service charge will be made for any transfer or exchange of trust debt securities, but we may require payment of any tax or other governmental charge payable in connection with the transfer or exchange.

      We will not be required to

      o issue, register the transfer of or exchange trust debt securities during a period beginning at the opening of business 15 days before any selection of trust debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

      o register the transfer of or exchange any trust debt security, or portion thereof, called for redemption, except the unredeemed portion of any trust debt security being redeemed in part; or

      o issue, register the transfer of or exchange any trust debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the trust debt security not to be so repaid.

Payment and Paying Agents

      Unless otherwise provided in the prospectus supplement, premium, if any, and interest, if any, on trust debt securities will be payable at any office or agency to be maintained by us in Morristown, New Jersey and The City of New York, except that at our option interest may be paid

      o by check mailed to the address of the person entitled thereto appearing in the security register or

      o by wire transfer to an account maintained by the person entitled thereto as specified in the security register. Unless otherwise provided in the prospectus supplement, payment of any installment of interest due on any interest payment date for trust debt securities will be made to the person in whose name the trust debt security is registered at the close of business on the regular record date for that interest.

      We may from time to time designate additional offices or agencies, approve a change in the location of any office or agency and, except as provided above, rescind the designation of any office or agency.

Certain Additional Covenants

      We will covenant that we may not declare or pay any distribution on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock

      o     during an extension period,

      o if there has occurred and is continuing an event of default under the Trust Debt Indenture, or

      o     if we are in default under the preferred securities guarantee.

      Any waiver of any event of default will require the approval of at least a majority of the aggregate principal amount of the trust debt securities of a particular series or, if the trust debt securities are held by the Trust, the approval of the holders of at least a majority in aggregate liquidation amount of the preferred trust securities of the Trust; except that an event of default resulting from the failure to pay the principal of, premium, if any, or interest on, the trust debt securities cannot be waived.

Modification of the Trust Debt Indenture

      We and the Trustee, without notice to or the consent of any holders of trust debt securities, may amend or supplement the Trust Debt Indenture for any of the following purposes:

      o     to cure any ambiguity, defect or inconsistency;

      o to comply with the provisions of the Trust Debt Indenture regarding consolidation, merger or sale, conveyance, transfer or lease of our properties as an entirety or substantially as an entirety;

      o to provide for uncertificated trust debt securities in addition to or in place of certificated trust debt securities;

      o to make any other change that does not in our reasonable judgment adversely affect the rights of any holder of the trust debt securities; or

      o to set forth the terms and conditions, which shall not be inconsistent with the Trust Debt Indenture, of any additional series of trust debt securities and the form of trust debt securities of that series.

      In addition, we and the Trustee may modify the Trust Debt Indenture or any supplemental indenture or waive our future compliance with the provisions of the Trust Debt Indenture, with the consent of the holders of at least a majority of the aggregate principal amount of the trust debt securities of each affected series except that we need the consent of each holder of affected trust debt securities, for any modification that would:

      o reduce the principal amount of, or interest on, the trust debt securities or change how the principal or interest is calculated;

      o reduce the principal amount of outstanding trust debt securities of any series the holders of which must consent to an amendment of the Trust Debt Indenture or a waiver;

      o change the stated maturity of the principal of, or interest on, the trust debt securities;

      o change the redemption provisions applicable to the trust debt securities adversely to the holders thereof;

      o impair the right to institute suit for the enforcement of any payment with respect to the trust debt securities;

      o change the currency in which payments with respect to the trust debt securities are to be made; or

      o change the ranking provisions applicable to the trust debt securities adversely to the holders thereof.

If the trust debt securities are held by the Trust, no modification will be made that adversely affects the holders of the preferred trust securities of the Trust, and no waiver of any event of default with respect to the trust debt securities or compliance with any covenant under the Trust Debt Indenture will be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation amount of the preferred trust securities of the Trust or the holder of each preferred trust security, as applicable.

Events of Default

      The following are events of default under the Trust Debt Indenture with respect to any series of trust debt securities unless we state otherwise in the applicable prospectus supplement:

      o we do not pay interest on a trust debt security of the series within 30 days of its due date (other than the deferral of interest payments during an extension period);

      o we do not pay the principal of, or premium on, a trust debt security of the series on its due date;

      o we remain in breach of a covenant in respect of the trust debt securities of the series for 60 days after we receive written notice of default stating we are in breach;

      o we file for bankruptcy or a court appoints a custodian or orders our liquidation under any bankruptcy law or certain other events of bankruptcy, insolvency or reorganization occur.

      In case an event of default has occurred and is continuing, other than one relating to bankruptcy, insolvency or reorganization affecting us in which case the principal of, premium, if any, and any interest on, all of the trust debt securities shall become immediately due and payable, the Trustee or the holders of at least 25% in aggregate principal amount of the trust debt securities of that series may declare the principal, together with interest accrued thereon, of all the trust debt securities of that series to be due and payable. If neither the Trustee nor the holders make that declaration then, if the trust debt securities are held by the Trust, the holders of at least 25% in aggregate liquidation amount of the preferred trust securities shall have the right to make that declaration by written notice to us and the Trustee. The holders of at least a majority in aggregate principal amount of the series of trust debt securities, by notice to the Trustee, can rescind an acceleration, but if the declaration was made by the holders of the preferred trust securities, the holders of at least a majority in aggregate liquidation amount of the preferred trust securities must consent to the rescission of the acceleration. We will be required to furnish to the Trustee an annual statement as to our compliance with all conditions and covenants under the Trust Debt Indenture and the trust debt securities and as to any event of default.

Consolidation, Merger, Sale or Conveyance

      We may not consolidate with or merge with or into any other person or sell, convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to any person, unless

      o the successor person is organized under the laws of the United States or any state thereof or the District of Columbia and expressly assumes by a supplemental indenture all of our obligations under the trust debt securities and the Trust Debt Indenture;

      o     immediately after the transaction, no default exists; and

      o     certain other conditions in the Trust Debt Indenture are met.

Defeasance and Discharge

      Under the terms of the Trust Debt Indenture, we will be discharged from any and all obligations in respect of the trust debt securities of any series if, among other conditions, we deposit with the Trustee, in trust, (1) cash and/or (2) U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest principal and other payments on the trust debt securities on their various due dates.

Information Concerning the Trustee

      Subject to the provisions of the Trust Debt Indenture relating to its duties, the Trustee will be under no obligation to exercise any of its rights or powers under the Trust Debt Indenture at the request or direction of the holders of any series of trust debt securities or the holders of the preferred trust securities, unless those holders provide to the Trustee reasonable security and indemnity. If the required indemnity is provided, the holders of at least a majority in aggregate principal amount of any series of trust debt securities affected or the holders of at least a majority in aggregate liquidation amount of the preferred trust securities (with each series voting as a class), as applicable, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to that series of trust debt securities or exercising any trust or power conferred on the Trustee.

      The Trust Debt Indenture will contain limitations on the right of the Trustee, as our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. In addition, the Trustee may be deemed to have a conflicting interest and may be required to resign as Trustee if at the time of an event of default
(1) it is our creditor or (2) there is a default under the indenture(s) referred to below.

      Wachovia Bank, National Association will be the Trustee under our Trust Debt Indenture and also is the trustee under our Senior Indenture and will be trustee under our Subordinated Indenture and is trustee under various indentures relating to our subsidiaries and affiliates. Our subsidiaries, our affiliates and we maintain other normal banking relationships, including credit facilities and lines of credit, with Wachovia Bank, National Association.

Governing Law

     The Trust Debt Indenture and the trust debt securities will be governed by and construed in accordance with the laws of the State of New Jersey.

                  DESCRIPTION OF THE PREFERRED TRUST SECURITIES

      The Trust may issue preferred trust securities and common trust securities under the Trust Agreement, which we refer to in this prospectus as the "trust securities." Material provisions of the Trust Agreement are summarized below. Because this section is a summary, it does not describe every aspect of the trust securities and the Trust Agreement. The form of Trust Agreement was filed with the SEC and you should read the Trust Agreement for provisions that may be important to you. The Trust Agreement has been qualified as an indenture under the Trust Indenture Act of 1939.

General

      The Trust Agreement authorizes the Trust to issue the preferred trust securities and the common trust securities. These trust securities will represent undivided beneficial interests in the assets of the Trust. We will own all of the issued and outstanding common trust securities of the Trust, with an aggregate liquidation amount equal to at least 3% of the total capital of the Trust. When the Trust issues its preferred trust securities, holders of the preferred trust securities will own all of the issued and outstanding preferred trust securities of the Trust. The preferred trust securities will be substantially identical to the common trust securities and will rank equally with the common trust securities, except as described under "Subordination of Common Trust Securities." The proceeds from the sale of the preferred trust securities and the common trust securities will be used by the Trust to purchase our trust debt securities which will be held in trust by the property trustee for the benefit of the holders of the trust securities. We will execute a guarantee agreement for the benefit of the holders of preferred trust securities (the "guarantee") which will be subordinate and junior in right of payment to all of our general liabilities. Under the guarantee, we will agree to make payments of distributions and payments on redemption or liquidation with respect to the preferred trust securities, but only to the extent the Trust holds funds available for these payments and has not made them. See "Description of the Preferred Securities Guarantee" below.

      A prospectus supplement relating to the preferred trust securities will include specific terms of those securities and of the trust debt securities. For a description of some specific terms that will affect both the preferred trust securities and the trust debt securities and your rights under each, see "Description of the Trust Debt Securities" above.

Distributions

      The only income of the Trust available for distribution to the holders of preferred trust securities will be payments on the trust debt securities. If we fail to make interest payments on the trust debt securities, the Trust will not have funds available to pay distributions on preferred trust securities. The payment of distributions, if and to the extent the Trust has sufficient funds available for the payment of such distributions, is guaranteed by us as described below.

      Distributions on the preferred trust securities will be payable at a rate specified (or at a rate whose method of determination is described) in an accompanying prospectus supplement. Unless otherwise specified in the prospectus supplement, the amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

      Unless otherwise specified in the prospectus supplement, distributions on the preferred trust securities will be cumulative and will accumulate whether or not there are funds of the Trust available for payment of distributions from the date of original issuance and will be payable in arrears on the dates specified in the prospectus supplement except as otherwise described below. Unless otherwise specified in the prospectus supplement, distribution payments due on a day that is not a business day will be made on the next day that is a business day (and without any interest or other payment in respect to the delay), except that if the next business day falls in the next calendar year, payment will be made on the immediately preceding business day (each date on which distributions are payable as described is referred to as a "distribution date"). Unless otherwise specified in the prospectus supplement, a "business day" means any day other than a Saturday, Sunday or a day on which banks in The City of New York or the State of New Jersey are required to remain closed.

      Distributions on the preferred trust securities will be payable to the holders thereof as they appear on the securities register of the Trust on the relevant record date, which, as long as the preferred trust securities remain in book-entry-only form, will be one business day prior to the relevant distribution date. Payments will be made as described under "Description of the Senior and Subordinated Debt Securities -- Book-Entry Debt Securities." In the event that any preferred trust securities are not in book-entry-only form, the relevant record date for those preferred trust securities will be specified in the applicable prospectus supplement.

      So long as no event of default has occurred and is continuing with respect to the trust debt securities, we will have the right to time to defer payments of interest by extending the interest payment period on the trust debt securities for up to the maximum period specified in the accompanying prospectus supplement except that no extension period can extend beyond the maturity or any redemption date of the trust debt securities. We can also extend or shorten an existing extension period. If interest payments on the trust debt securities are deferred, distributions on the preferred trust securities would also be deferred by the Trust during that extension period, but the amount of distributions to which holders of the preferred trust securities would be entitled will continue to accumulate at the annual rate applicable to those distributions, compounded with the same frequency with which distributions are payable. During any extension period, we may not declare or pay any distribution on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock. Upon the termination of any extension period and the payment of all amounts then due, we can elect to begin a new extension period. See "Description of the Trust Debt Securities -- Option to Extend Interest Payment Period."

Redemption

      Upon the payment of the trust debt securities at maturity or upon redemption, the proceeds from that payment will be applied by the property trustee to redeem the same amount of the trust securities at a redemption price equal to the liquidation amount of the trust securities plus all accumulated and unpaid distributions to the redemption date. The redemption terms of the trust debt securities and the trust securities will be set forth in the accompanying prospectus supplement.

      If less than all the trust securities are to be redeemed on a redemption date, then the aggregate amount of trust securities to be redeemed will be selected by the property trustee among the preferred trust securities and common trust securities pro rata based on the respective aggregate liquidation amounts of the preferred trust securities and common trust securities, subject to the provisions of "-- Subordination of Common Trust Securities" below.

Redemption Procedures

      Notice of any redemption of trust securities will be given by the property trustee to the holders of the trust securities to be redeemed not less than 30 nor more than 60 days prior to the redemption date. If a notice of redemption is given with respect to any trust securities, then, to the extent funds are available therefor, the Trust will irrevocably deposit with the paying agent for the trust securities funds sufficient to pay the applicable redemption price for the trust securities being redeemed on the redemption date and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders of the trust securities upon surrender thereof. Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any trust securities called for redemption shall be payable to the holders of the trust securities as they appear on the securities register for the trust securities on the relevant record dates for the related distribution dates.

      If notice of redemption shall have been given and funds irrevocably deposited as required, then upon the date of such deposit, all rights of the holders of the trust securities so called for redemption will cease, except the right of the holders of the trust securities to receive the redemption price, but without interest thereon, and the trust securities will cease to be outstanding. In the event that any redemption date for trust securities is not a business day, then the redemption price will be payable on the next day that is a business day (and without any interest or other payment in respect of any such delay), except that if such business day falls in the next calendar year, the redemption price will be payable on the immediately preceding business day. In the event that payment of the redemption price in respect of any trust securities called for redemption is improperly withheld or refused and not paid either by the Trust thereof or by us pursuant to the guarantee as described under "Description of the Preferred Securities Guarantee," Distributions on those trust securities will continue to accumulate at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the redemption date for purposes of calculating the redemption price.

      Subject to applicable law, including United States federal securities law, we or our affiliates may at any time and from time to time purchase outstanding preferred trust securities by tender, in the open market or by private agreement.

      If preferred trust securities are partially redeemed on a redemption date, a corresponding percentage of the common trust securities will be redeemed. The particular preferred trust securities to be redeemed will be selected by the property trustee by such method as the property trustee shall deem fair and appropriate. The property trustee will promptly notify the preferred trust security registrar in writing of the preferred trust securities selected for redemption and, where applicable, the partial amount to be redeemed.

Subordination of Common Trust Securities

      Payments on the trust securities will be made pro rata based on the respective aggregate liquidation amounts of the common and preferred trust securities. If an event of default has occurred and is continuing with respect to the trust debt securities, no payments will be made on any common trust securities unless payment in full in cash of all accumulated and unpaid distributions on all outstanding preferred trust securities for all distribution periods terminating on or prior to that time, or in the case of a dissolution or redemption, the full amount of the redemption price or liquidation distribution on all outstanding preferred trust securities shall have been made or provided for, and all funds available to the property trustee shall first be applied to the payment in full in cash of all payments on all outstanding preferred trust securities then due and payable.

      If an event of default has occurred and is continuing with respect to the trust debt securities, the holder of the common trust securities will be deemed to have waived any right to act with respect to the event of default until the effect of the event of default has been cured, waived or otherwise eliminated with respect to the preferred trust securities. Until the event of default has been cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of the preferred trust securities and not on behalf of us, as holder of the common trust securities, and only the holders of the preferred trust securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution upon Dissolution

      Under the Trust Agreement, the Trust will be dissolved on the earliest to occur of:

      o     the expiration of the term of the Trust;

      o our bankruptcy, dissolution or liquidation or an acceleration of the maturity of the trust debt securities held by the Trust;

      o our election to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust, the distribution of the trust debt securities to the holders of the trust securities;

      o     the redemption of all the trust securities; and

      o an order for the dissolution of the Trust entered by a court of competent jurisdiction.

      Our election to dissolve the Trust shall be made by giving written notice to the trustees not less than 30 days prior to the date of distribution of the trust debt securities and shall be accompanied by a legal opinion stating that the event will not be a taxable event to the holders of the trust securities for federal income tax purposes.

      If the Trust is dissolved as a result of the expiration of its term, a bankruptcy event, acceleration of maturity of the trust debt securities or a court order, it will be liquidated by the trustees as expeditiously as the trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of its trust securities a like amount of the trust debt securities, unless that distribution is determined by the property trustee not to be practical, in which event holders will be entitled to receive out of the Trust's assets available for distribution to holders, after satisfaction of liabilities to its creditors as provided by applicable law, an amount equal to the aggregate liquidation amount per trust security specified in the accompanying prospectus supplement plus accumulated and unpaid distributions to the date of payment (the "liquidation distribution"). If the liquidation distribution with respect to the preferred trust securities can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable by the Trust on the preferred trust securities shall be paid on a pro rata basis. The holders of the common trust securities will be entitled to receive the liquidation distribution upon any liquidation pro rata with the holders of preferred trust securities, except that if an event of default has occurred and is continuing, the preferred trust securities will have a priority over the common trust securities with respect to payment of the liquidation distribution.

Trust Agreement Event of Default; Notice

      An event of default with respect to the trust debt securities will constitute a "Trust Agreement event of default" with respect to the preferred trust securities.

      Within 90 days after the occurrence of any Trust Agreement event of default actually known to the property trustee, the property trustee will send notice of it to the holders of the trust securities, the administrative trustee and us, unless it has been cured or waived. We and the administrative trustee are required to file annually with the property trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the Trust Agreement.

      Under the Trust Agreement, if the property trustee has failed to enforce its rights under the Trust Agreement or the Trust Debt Indenture to the fullest extent permitted by law and subject to the terms of the Trust Agreement and the Trust Debt Indenture, any holder of the preferred trust securities may institute a legal proceeding directly to enforce the property trustee's rights under the Trust Agreement or the Trust Debt Indenture with respect to trust debt securities having an aggregate principal amount equal to the aggregate liquidation amount of the preferred trust securities of such holder without first instituting a legal proceeding against the property trustee or any other person. To the extent that any action under the Trust Debt Indenture is entitled to be taken by the holders of at least a specified percentage of the principal amount of the trust debt securities, holders of that specified percentage of the preferred trust securities may take that action if it is not taken by the property trustee. If a Trust Agreement event of default attributable to our failure to pay principal of or premium, if any, or interest on the trust debt securities has occurred and is continuing, then each holder of preferred trust securities may institute a legal proceeding directly against us for enforcement of payment to that holder, all as provided in the Trust Debt Indenture.

      If an event of default has occurred and is continuing with respect to a series of trust debt securities, the preferred trust securities will have a preference over the common trust securities with respect to the payment of distributions and amounts payable on redemption and liquidation as described above. See "-- Liquidation Distribution upon Dissolution" and "-- Subordination of Common Trust Securities."

Removal of Trustees

      Unless a Trust Agreement event of default has occurred and is continuing, we, as the holder of the common trust securities, may remove any trustee under the trust agreement at any time. If a Trust Agreement event of default has occurred and is continuing, the holders of a majority of the total liquidation amount of the outstanding preferred trust securities may remove the property trustee or the Delaware trustee, or both of them. We, as the holder of the common trust securities, may remove the administrative trustee at any time. Any resignation or removal of a trustee under the trust agreement will take effect only on the acceptance of appointment by the successor trustee.

      Holders of preferred trust securities will have no right to appoint or remove the administrative trustee of the Trust, who may be appointed, removed or replaced solely by us as the holder of the common trust securities.

Co-Trustees and Separate Property Trustee

      Unless a Trust Agreement event of default has occurred and is continuing, in order to meet various legal requirements, the holder of the common trust securities and the administrative trustee shall have the power

      o to appoint one or more persons approved by the property trustee either to act as co-trustee, jointly with the property trustee, of all or any part of specified trust property, or to act as separate trustee of that trust property, and

      o to vest in that person or persons in that capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement.

      If a Trust Agreement event of default has occurred and is continuing, only the property trustee will have power to make this appointment.

Merger or Consolidation of Trustees

      Any corporation or other entity into which any trustee may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which any trustee shall be a party, or any corporation or other entity succeeding to all or substantially all the corporate trust business of any trustee, shall be the successor of such trustee under the Trust Agreement, as long as the corporation or other entity is otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

      The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other entity, except as described below or in "-- Liquidation Distribution upon Dissolution." The Trust may, at our request, with the consent of the administrative trustee and without the consent of the holders of the trust securities, merge with or into, consolidate, amalgamate, or be replaced by a trust organized under the laws of any state, as long as

      o     the successor entity either

            - expressly assumes all of the obligations of the Trust with respect to the trust securities or

            - substitutes for the trust securities other securities substantially similar to the trust securities (the "successor securities") so long as the successor securities rank the same as the trust securities with respect to the payment of distributions and payments upon redemption, liquidation and otherwise;

      o we appoint a trustee of the successor entity with the same powers and duties as the property trustee with respect to the trust debt securities;

      o the successor securities are listed on any national securities exchange or other organization on which the trust securities are then listed;

      o the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the rating of preferred trust securities (including any successor securities) to be downgraded, placed under surveillance or review or withdrawn by any nationally recognized statistical rating organization;

      o the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any successor securities) in any material respect;

      o the successor entity has a purpose substantially similar to that of the Trust;

      o prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we and the property trustee have received a legal opinion stating that

            - such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any successor securities) in any material respect, and

            - following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940, and the Trust (or the successor entity) will continue to be classified as a grantor trust for United States federal income tax purposes; and

      o we or any permitted successor assignee own all of the common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the related guarantee and Trust Agreement.

      The Trust will not, except with the consent of all holders of the trust securities, consolidate, amalgamate, merge with or into, or be replaced by, any other entity, or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if that action would cause the Trust or the successor entity not to be classified as a grantor trust for federal income tax purposes.

Voting Rights; Amendment of Trust Agreement

      Except as provided below and under "-- Mergers, Consolidations, Amalgamations or Replacements of the Trust" and "Description of the Preferred Securities Guarantee -- Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the trust securities will have no voting rights.

      The Trust Agreement may be amended from time to time by us and the trustees, without the consent of the holders of the trust securities, (1) to cure any ambiguity, defect or inconsistency or (2) to make any other change that does not adversely affect in any material respect the interests of any holder of the preferred trust securities.

      The Trust Agreement may be amended by us and the trustees in any other respect, with the consent of the holders of a majority in aggregate liquidation amount of the outstanding preferred trust securities, except to

      o change the amount, timing or currency or otherwise adversely affect the method of payment of any distribution or liquidation distribution,

      o restrict the right of a holder of any preferred trust securities to institute suit for enforcement of any distribution, redemption price or liquidation distribution,

      o     change the purpose of the Trust,

      o authorize the issuance of any additional beneficial interests in the Trust,

      o     change the redemption provisions,

      o change the conditions precedent for us to elect to dissolve the Trust and distribute the trust debt securities to the holders of the preferred trust securities or

      o affect the limited liability of any holder of the preferred trust securities, which amendment requires the consent of each affected holder of the preferred trust securities.

      No amendment may be made without receipt by the Trust of a legal opinion stating that the amendment will not affect the Trust's status as a grantor trust for federal income tax purposes or its exemption from regulation as an investment company under the Investment Company Act of 1940.

      The Trustees shall not

      o direct the time, method and place of conducting any proceeding for any remedy available to a trustee under the Trust Debt Indenture or executing any trust or power conferred on that trustee with respect to the trust debt securities,

      o     waive any past default under the Trust Debt Indenture,

      o exercise any right to rescind or annul an acceleration of the principal of the trust debt securities or

      o consent to any amendment or modification of the Trust Debt Indenture, where consent shall be required, without, in each case, obtaining the consent of the holders of a majority in aggregate liquidation amount of all outstanding preferred trust securities; provided, however, that where a consent under the Trust Debt Indenture would require the consent of each affected holder of trust debt securities, no consent shall be given by the property trustee without the prior consent of each holder of the preferred trust securities. The trustees shall not revoke any action previously authorized or approved by a vote of the holders of the preferred trust securities except by subsequent vote of those holders. The property trustee shall notify all holders of preferred trust securities of any notice received from the trustee under the Trust Debt Indenture as a result of the Issuer thereof being the holder of the trust debt securities. In addition to obtaining the consent of the holders of the preferred trust securities prior to taking any of these actions, the trustees shall obtain a legal opinion stating that the Trust will not be classified as an association taxable as a corporation or a partnership for federal income tax purposes as a result of that action and will continue to be classified as a grantor trust for federal income tax purposes.

      Any required consent of holders of preferred trust securities may be given at a meeting of holders of the preferred trust securities convened for that purpose or pursuant to written consent without a meeting and without prior notice. The property trustee will cause a notice of any meeting at which holders of preferred trust securities are entitled to vote, to be given to each holder of record of preferred trust securities in the manner set forth in the Trust Agreement.

      Notwithstanding that holders of preferred trust securities are entitled to vote or consent under certain circumstances, any preferred trust securities that are owned by us, the Trustees or any affiliate of ours or any Trustee shall, for purposes of a vote or consent, be treated as if they were not outstanding.

Global Preferred Trust Securities

      Unless otherwise specified in the applicable prospectus supplement, the preferred trust securities will initially be issued in fully registered global form that will be deposited with, or on behalf of, a depositary. Global preferred trust securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until a global preferred trust security is exchanged in whole or in part for the individual preferred trust securities represented thereby, the depositary holding the global preferred trust security may transfer the global preferred trust security only to its nominee or successor depositary or vice versa and only as a whole. Unless otherwise indicated in the applicable prospectus supplement, the depositary for the global preferred trust securities will be DTC. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in global preferred trust securities. See "Description of the Senior and Subordinated Debt Securities -- Book-Entry Debt Securities" for a description of DTC and its procedures.

Information Concerning the Property Trustee

      The property trustee is the sole trustee under the Trust Agreement for purposes of the Trust Indenture Act of 1939 and will have and be subject to all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act of 1939. The property trustee, other than during the occurrence and continuance of a Trust Agreement event of default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, upon a Trust Agreement event of default, must use the same degree of care and skill in the exercise thereof as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of preferred trust securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Trust Agreement event of default has occurred and is continuing, and the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of preferred trust securities are entitled under the Trust Agreement to vote, then the property trustee shall take such action as is directed by us and, if not so directed, may take such action as it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own negligent action, negligent failure to act or willful misconduct.

Books and Records

      The books and records of the Trust will be maintained at the principal office of the Trust and will be open for inspection by each holder of preferred trust securities or any authorized representative for any purpose reasonably related to the holder's interest in the Trust during normal business hours.

Payment of Preferred Trust Securities and Paying Agent

      Unless we indicate differently in a prospectus supplement, payments in respect of the preferred trust securities will be made to the depositary, which will credit the relevant participants' accounts on the applicable distribution dates or, if the preferred trust securities are not held by the depositary, payments will be made on the applicable distribution dates by check mailed to the address of the holder entitled thereto appearing on the preferred trust security register or in immediately available funds upon redemption. The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustee and us, which may be us. The paying agent may resign upon 30 days' written notice to the administrative trustee, the property trustee and us. In the event that the property trustee shall no longer be the paying agent, the administrative trustee will appoint a successor, which shall be a bank, trust company or affiliate of ours acceptable to the property trustee and us to act as paying agent.

Registrar and Transfer Agent

      The property trustee will act as registrar and transfer agent for the preferred trust securities. Registration of transfers of preferred trust securities will be made without charge by or on behalf of the Trust, but the Trust may require payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange of preferred trust securities.

Miscellaneous

      Holders of the preferred trust securities have no preemptive or similar rights.

Governing Law

      The Trust Agreement, the preferred trust securities and the common trust securities provide that they are to be governed by and construed in accordance with the laws of the State of Delaware.

                DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE

      Material provisions of the preferred securities guarantee that we will execute and deliver for the benefit of the holders of the preferred trust securities are summarized below. Because this section is a summary, it does not describe every aspect of the preferred securities guarantee. The form of preferred securities guarantee was filed with the SEC and you should read it for provisions that may be important to you. The preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act of 1939.

      Wachovia Bank, National Association, will act as guarantee trustee under the preferred securities guarantee. The guarantee trustee will hold the preferred securities guarantee for the benefit of the holders of the preferred trust securities.

General

      We will irrevocably agree, to pay in full, to the holders of the preferred trust securities, the guarantee payments set forth below (except to the extent previously paid), as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert. The following payments, to the extent not paid by the Trust, will be subject to the applicable guarantee:

      o any accumulated and unpaid distributions required to be paid on the preferred trust securities, to the extent that the Trust has funds available therefor,

      o the redemption price, to the extent that the Trust has funds available therefor, and

      o upon a voluntary or involuntary termination, winding-up or liquidation of the Trust (unless the trust debt securities are redeemed or distributed to holders of the preferred trust securities in accordance with their terms), the lesser of

            - the aggregate of the liquidation amount specified in the prospectus supplement per preferred trust security plus all accumulated and unpaid distributions on the preferred trust securities to the date of payment, to the extent the Trust has funds available therefor and

            - the amount of assets of the Trust remaining available for distribution to holders of the preferred trust securities upon a dissolution and liquidation of the Trust.

      Our obligation to make a guarantee payment may be satisfied by direct payment by us of the required amounts to the holders of the preferred trust securities or by causing the Trust to pay those amounts to the holders. While our assets will not be available pursuant to the guarantee for the payment of any distribution, liquidation distribution or redemption price on any preferred trust securities if the Trust does not have funds available therefor as described above, we have agreed under the Trust Agreement to pay all expenses of the Trust except its obligations under its trust securities.

      No single document executed by us in connection with the issuance of the preferred trust securities will provide for our full, irrevocable and unconditional guarantee of the preferred trust securities. It is only the combined operation of our obligations under the guarantee, the Trust Agreement, the trust debt securities and the Trust Debt Indenture that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the preferred trust securities. See "Relationship Among the Preferred Trust Securities, the Trust Debt Securities and the Preferred Securities Guarantee."

Status of the Guarantee

      The guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to all of our general liabilities. The Trust Agreement provides that each holder of preferred trust securities by acceptance thereof agrees to the subordination provisions and other terms of the guarantee. The guarantee will rank equally with all other guarantees issued by us. The guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not previously paid or upon distribution to the holders of the preferred trust securities of the trust debt securities pursuant to the trust agreement.

Amendments and Assignment

      Except with respect to any changes that do not materially adversely affect the rights of holders of the preferred trust securities (in which case no consent of the holders will be required), the guarantee may only be amended with the prior approval of the holders of a majority in aggregate liquidation amount of the preferred trust securities (excluding any preferred trust securities held by us or an affiliate). The manner of obtaining any approval will be as set forth under "Description of the Preferred Trust Securities -- Voting Rights; Amendment of Trust Agreement." All agreements contained in the guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the preferred trust securities.

Guarantee Events of Default

      An event of default under a guarantee (a "guarantee event of default") will occur upon our failure to perform any of our payment or other obligations thereunder, provided that except with respect to a guarantee event of default resulting from a failure to make any of the guarantee payments, we shall have received notice of the guarantee event of default from the guarantee trustee and shall not have cured such guarantee event of default within 60 days after receipt of such notice. The holders of a majority in aggregate liquidation amount of the preferred trust securities (excluding any preferred trust securities held by us or an affiliate) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee under the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

      Any holder of the preferred trust securities may institute a legal proceeding directly against us to enforce that holder's rights under the guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity.

     We, as guarantor, will be required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.

Information Concerning the Guarantee Trustee

      The guarantee trustee, other than during the occurrence and continuance of a guarantee event of default, undertakes to perform only such duties as are specifically set forth in the guarantee and, upon a guarantee event of default, must exercise the rights and powers vested in it by the guarantee and use the same degree of care and skill in the exercise thereof as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by any guarantee at the request of any holder of preferred trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Termination of the Guarantee

      The guarantee will terminate and be of no further force and effect upon full payment of the redemption price or liquidation distribution for the preferred trust securities or upon distribution of the trust debt securities to the holders of the preferred trust securities. The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the preferred trust securities must restore payment of any sums paid under the preferred trust securities or the guarantee.

Governing Law

      The preferred securities guarantee provides that it is to be governed by and construed in accordance with the laws of the State of New Jersey.

          RELATIONSHIP AMONG THE PREFERRED TRUST SECURITIES, THE TRUST
             DEBT SECURITIES AND THE PREFERRED SECURITIES GUARANTEE

      Payments of distributions and redemption and liquidation payments due on the preferred trust securities (to the extent the Trust has funds available for such payments) will be guaranteed by us as set forth under "Description of the Preferred Securities Guarantee." No single document executed by us in connection with the issuance of the preferred trust securities will provide for our full, irrevocable and unconditional guarantee of the preferred trust securities. It is only the combined operation of our obligations under the guarantee, the Trust Agreement, the trust debt securities and the Trust Debt Indenture that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the preferred trust securities.

      A holder of any preferred trust security may institute a legal proceeding directly against us to enforce the property trustee's rights under the Trust Agreement, Trust Debt Indenture or guarantee without first instituting a legal proceeding against the property trustee, trustee under the Trust Debt Indenture or the guarantee trustee, the Trust or any other person or entity if that trustee fails to enforce that particular holder's rights thereunder. Notwithstanding the foregoing, if a Trust Agreement event of default attributable to our failure to pay principal of or premium, if any, or interest on the trust debt securities has occurred and is continuing, then each holder of preferred trust securities of the series may institute a legal proceeding directly against us for enforcement of any such payment to such holder, all as provided in the Trust Debt Indenture.

      As long as we make payments of interest and other payments when due on the trust debt securities, those payments will be sufficient to cover the payment of distributions and redemption and liquidation distributions due on the preferred trust securities, primarily because

      o the aggregate principal amount of the trust debt securities will be equal to the sum of the aggregate liquidation amount of the preferred trust securities and common trust securities,

      o the interest rate and interest and other payment dates of the trust debt securities will match the distribution rate and distribution and other payment dates for the preferred trust securities,

      o the Trust Agreement provides that we will pay for all and any costs, expenses and liabilities of the Trust except the Trust's obligations under its preferred trust securities and common trust securities, and

      o the Trust Agreement provides that the Trust will not engage in any activity that is not consistent with its limited purposes.

      If and to the extent that we do not make payments on the trust debt securities, the Trust will not have funds available to make payments of distributions or other amounts due on the preferred trust securities.

      A principal difference between the rights of a holder of a preferred trust security (which represents an undivided beneficial interest in the assets of the Trust) and a holder of a trust debt security is that a holder of a trust debt security will accrue, and (subject to the permissible extension of the interest payment period) is entitled to receive, interest on the principal amount of trust debt securities held, while a holder of preferred trust securities is entitled to receive distributions only if and to the extent the Trust has funds available for the payment of those distributions.

      Upon any voluntary or involuntary dissolution or liquidation of the Trust not involving a redemption or distribution of any trust debt security, after satisfaction of liabilities to creditors of the Trust, the holders of the preferred trust securities will be entitled to receive, out of assets held by the Trust, the liquidation distribution in cash. See "Description of the Preferred Trust Securities -- Liquidation Distribution upon Dissolution". Upon our voluntary liquidation or bankruptcy, the Trust, as holder of the trust debt securities, would be a creditor of ours, subordinated in the case of junior subordinated trust debt securities, in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal, premium, if any, and interest, before any of our stockholders receive payments or distributions.

      A default or event of default under any Senior Indebtedness would not constitute an event of default with respect to junior subordinated trust debt securities under the Trust Debt Indenture. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the junior subordinated trust debt securities provide that no payments may be made in respect of the junior subordinated trust debt securities until the Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the junior subordinated trust debt securities would constitute an event of default.

      We and the Trust believe that the above mechanisms and obligations, taken together, are the equivalent of a full and unconditional guarantee by us of payments due in respect of the preferred trust securities.

                        DESCRIPTION OF THE CAPITAL STOCK

      The following description summarizes the material terms of our capital stock. Because this section is a summary, it does not describe every aspect of our common stock. For additional information, you should refer to the applicable provisions of the New Jersey Business Corporation Act and our Certificate of Incorporation, as amended (the "Charter") and By-Laws. Our Charter and By-Laws are exhibits to the registration statement of which this prospectus is a part.

Authorized Capital

      Our authorized capital stock consists of 500,000,000 shares of common stock, without par value, and 50,000,000 shares of preferred stock, without par value.

Common Stock

      General. As of March 31, 2002, 206,194,509 shares of our common stock were issued and outstanding. The outstanding shares of our common stock are, and any common stock offered hereby when issued and paid for will be, fully paid and non-assessable.

      Dividend Rights. Holders of our common stock are entitled to such dividends as may be declared from time to time by our board of directors from legally available funds after payment of all amounts owed on any preferred stock that may be outstanding.

      Voting Rights. Holders of our common stock are entitled to one vote for each share held by them on all matters presented to shareholders. In the election of directors, shareholders have cumulative voting rights.

      Liquidation Rights. After satisfaction of the preferential liquidation rights of any preferred stock, the holders of our common stock are entitled to share, ratably, in the distribution of all remaining net assets.

      Preemptive Conversion or Redemption Rights. The holders of our common stock have preemptive rights as to additional issues of our common stock not issued on a competitive basis or by an offering to or through underwriters. The shares of our common stock are not subject to redemption or to any further calls or assessments and are not entitled to the benefit of any sinking fund provisions.

Transfer Agents and Registrars

      The co-transfer agents and co-registrars for our common and preferred stock are the Shareholder Services Department of Services and the Continental Stock Transfer and Trust Company.

Preferred Stock

      Our board of directors is authorized, without further shareholder action, to divide the preferred stock into one or more classes or series and to determine the designations, preferences, limitations and special rights of any class or series including, but not limited to, the following:

      o     the rate of dividend, if any;

      o the rights, if any, of the holders of shares of the series upon our voluntary or involuntary liquidation, dissolution or winding-up;

      o the terms and conditions upon which shares may be converted into shares of other series or other capital stock, if issued with the privilege of conversion;

      o the price at and the terms and conditions upon which shares may be redeemed; and

      o     the voting rights, if any.

      No shares of preferred stock have been issued.

      DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

      We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock (or a range of numbers of shares pursuant to a predetermined formula) at a future date or dates. The price per share of our common stock and number of shares of our common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

      The stock purchase contracts may be issued separately or as a part of units, known as stock purchase units, consisting of (1) a stock purchase contract or (2) a stock purchase contract and our debt securities, preferred trust securities or debt obligations of third parties (including United States Treasury securities), that would secure the holders' obligations to purchase our common stock under the stock purchase contract. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice-versa. These payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing the holder's obligations under the original stock purchase contract.

      The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, debt securities or preferred trust securities and will contain a discussion of the material United States federal income tax considerations applicable to the stock purchase contracts and stock purchase units. The description in the applicable prospectus supplement will not contain all of the information you may find useful, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units.

                              PLAN OF DISTRIBUTION

      The Trust and we may sell the securities directly to purchasers or indirectly through underwriters, dealers or agents. The names of any such underwriters, dealers or agents will be set forth in the relevant prospectus supplement. We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters' obligations in the related supplement to this prospectus. We will also set forth in the relevant prospectus supplement:

      o     the terms of the offering of the securities;

      o     the proceeds we will receive from the offering;

      o any underwriting discounts and other items constituting underwriters' compensation;

      o     any initial public offering price;

      o any discounts or concessions allowed or reallowed or paid to dealers; and

      o     any securities exchanges on which we may list the securities.

      The Trust and we may distribute the securities from time to time in one or more transactions at:

      o     a fixed price;

      o     prices that may be changed;

      o     market prices at the time of sale;

      o     prices related to prevailing market prices; or

      o     negotiated prices.

      We will describe the method of distribution in the relevant prospectus supplement.

      If we use underwriters with respect to an offering of the securities, we will set forth in the relevant prospectus supplement:

      o     the name of the managing underwriter, if any;

      o     the name of any other underwriters; and

      o the terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any.

      The underwriters will acquire any securities for their own accounts and they may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price and at varying prices determined at the time of sale.

      Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. We anticipate that any underwriting agreement pertaining to any securities will:

      o entitle the underwriters to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters may be required to make related to any such civil liability;

      o subject the obligations of the underwriters to certain conditions precedent; and

      o obligate the underwriters to purchase all securities offered in a particular offering if any such securities are purchased.

      If we use a dealer in an offering of the securities, we will sell such securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by such dealer at the time of resale. We will set forth the name of the dealer and the terms of the transaction in the prospectus supplement.


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      If we use an agent in an offering of the securities, we will name the agent and describe the terms of the agency in the relevant prospectus supplement. Unless we indicate otherwise in the prospectus supplement, we will require an agent to act on a best efforts basis for the period of its appointment.

      Dealers and agents named in a prospectus supplement may be considered underwriters of the securities described in the prospectus supplement under the Securities Act. We may indemnify them against certain civil liabilities under the Securities Act.

      In the ordinary course of business, we may engage in transactions with underwriters, dealers, agents and their affiliates and they may perform services for us.

      The Trust and we may solicit offers to purchase the securities and make sales directly to institutional investors or others who may be considered underwriters under the Securities Act with respect to such sales. We will describe the terms of any such offer in the relevant prospectus supplement.

      If we authorize underwriters or other agents to solicit offers to purchase the securities from institutional investors pursuant to contracts providing for payment and delivery at a future date, we will indicate that we are doing so in the relevant prospectus supplement. We must approve all purchasers under such contracts; the institutional investors may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.

      We will not subject the obligations of such purchasers to any conditions except that:

      o we will not allow such purchases if they violate the laws of any jurisdiction to which a proposed purchaser is subject; and

      o if we are also selling the securities to underwriters, we will not sell to the underwriters subject to delayed delivery.

      Underwriters and other agents will not be responsible for the validity or performance of such contracts providing for payment and delivery at a future date.

      We will set forth in the relevant prospectus supplement the anticipated delivery date of the securities and the prospectus delivery obligations of dealers.

      Each series of securities will be a new issue and, except for the Common Stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of new securities on an exchange, or in the case of the Common Stock, on any additional exchange, but unless we advise you differently in the prospectus supplement, we have no obligation to cause any securities to be so listed. Any underwriters that purchase securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of, or the trading markets for, any securities.

                                  LEGAL MATTERS

      The validity of the securities, including the binding nature of debt securities, to be issued by us will be passed upon for us by R. Edwin Selover, Esquire, our Vice President and General Counsel or James T. Foran, Esquire, our Associate General Counsel and/or such other counsel as is indicated in the applicable prospectus supplement.

      Certain matters of Delaware law relating to the validity of the preferred trust securities, the enforceability of the trust agreement and the creation of the Trust will be passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Trust. The validity of any offered securities may be passed on for any underwriters, dealers or agents by Sidley Austin Brown & Wood LLP, New York, New York, who may rely on the opinion of Mr. Selover or Mr. Foran as to matters of New Jersey law.

                                     EXPERTS

      The financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


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                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. You may also obtain our filings on the Internet at the SEC's home page at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange under the ticker symbol "PEG." You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. It does not contain all of the information that is important to you. You should read the registration statement for further information with respect to the securities, the Trust and us. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC highlight selected information, and in each instance reference is made to the copy of the full document as filed with the SEC.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference or deemed incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will be deemed to automatically update and supersede this incorporated information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of any particular offering of securities hereunder.

      o Our Annual Report on Form 10-K for the year ended December 31, 2001, File No. 1-9120;

      o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, File No. 1-9120; and

      o Our Current Reports on Form 8-K filed with the SEC on January 25, 2002, February 7, 2002 and April 16, 2002, File No. 1-9120.

      You can get a free copy of any of the documents incorporated by reference by making an oral or written request directed to:

                                 J. Brian Smith
                          Director, Investor Relations
                            PSEG Services Corporation
                            80 Park Plaza, 6th Floor
                                Newark, NJ 07101
                            Telephone (973) 430-6564

      You should rely only on the information contained or incorporated by reference or deemed to be incorporated by reference in this prospectus or in a related prospectus supplement. We have not authorized anyone else to provide you with different or additional information. You should not rely on any other information or representations. Our affairs may change after this prospectus and any related prospectus supplement are distributed. You should not assume that the information in this prospectus and any related prospectus supplement is accurate as of any date other than the dates on the front of those documents. You should read all information supplementing this prospectus.


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